Exhibit 2.2








                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

                                  by and among

                           WLR RECOVERY FUND II L.P.,

                         WLR CONE MILLS ACQUISITION LLC,

                             CONE MILLS CORPORATION,

                                CIPCO S.C., Inc.,

                            CONE FOREIGN TRADING LLC

                                       and

                           CORNWALLIS DEVELOPMENT CO.





















                                November 6, 2003


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                                Table of Contents

                                                                           Page


ARTICLE I THE TRANSACTION.....................................................1

   1.01     Purchase of Purchased Assets......................................1
   1.02     Assumed Liabilities...............................................2
   1.03     Excluded Liabilities..............................................2
   1.04     Purchase Price....................................................2
   1.05     The Closing.......................................................4
   1.06     Assumption of Assumed Contracts...................................5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS......................5

   2.01     Corporate Existence...............................................5
   2.02     Authority.........................................................6
   2.03     No Conflicts......................................................6
   2.04     Capital Stock of Subsidiaries.....................................7
   2.05     Governmental Approvals and Filings................................7
   2.06     Compliance With Laws and Orders...................................7
   2.07     Reports and Financial Statements..................................8
   2.08     Title to Assets; Adequacy and Condition of Assets.................9
   2.09     Legal Proceedings.................................................9
   2.10     Benefit Plans; ERISA..............................................9
   2.11     Labor Relations..................................................10
   2.12     Environmental Matters............................................10
   2.13     Taxes............................................................11
   2.14     Intellectual Property............................................12
   2.15     Insurance........................................................12
   2.16     No Undisclosed Liabilities.......................................12
   2.17     Absence of Changes...............................................13
   2.18     Contracts........................................................13
   2.19     Brokers and Finders..............................................13
   2.20     Related Party Transactions.......................................14
   2.21     Relationship with Customers and Suppliers........................14
   2.22     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES....................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.................14

   3.01     Corporate Existence..............................................15
   3.02     Authority........................................................15
   3.03     No Conflicts.....................................................15
   3.04     Governmental Approvals and Filings...............................15
   3.05     Legal Proceedings................................................16
   3.06     Financial and Other Matters......................................16

ARTICLE IV COVENANTS OF THE COMPANY AND BUYER................................16

   4.01     Conduct of Business..............................................16
   4.02     Certain Restrictions.............................................17

                                Table of Contents
                                   (continued)

                                                                           Page

   4.03     Affiliate Transactions...........................................19
   4.04     Solicitation, Confidentiality, Etc...............................19
   4.05     Access to Information............................................21
   4.06     Employment Matters...............................................21
   4.07     Company's Knowledge..............................................22
   4.08     Transition Services Agreement....................................23
   4.09     Cure Costs.......................................................23
   4.10     Equity Participation Rights......................................23
   4.11     Labor Agreements.................................................23
   4.12     Workers' Compensation............................................23

ARTICLE V BANKRUPTCY AND OTHER COVENANTS.....................................23

   5.01     Bankruptcy Court Filings and Approvals...........................23
   5.02     Assumption of Contracts; Notice to Reject Designated Contracts...24
   5.03     Further Assurances; Services.....................................24
   5.04     Insurance........................................................25
   5.05     Release of Liens.................................................26
   5.06     Transfer of Assets...............................................26
   5.07     Critical Vendors.................................................26
   5.08     DIP Financing....................................................26
   5.09     Notice of Procedure Order........................................26

ARTICLE VI TAXES.............................................................26

   6.01     Transfer Taxes Borne by the Company..............................26
   6.02     Pro-Rated Taxes..................................................26
   6.03     Purchase Price Allocation; IRS Filings...........................27
   6.04     Bulk Sales.......................................................27
   6.05     Section 338(h)(10) Election......................................28

ARTICLE VII CONDITIONS TO OBLIGATIONS OF BUYER...............................29

   7.01     Representations and Warranties...................................29
   7.02     Performance......................................................29
   7.03     Closing Certificates.............................................29
   7.04     Orders and Laws..................................................29
   7.05     Consents and Approvals...........................................29
   7.06     Bankruptcy Court Approval........................................30
   7.07     Material Adverse Effect..........................................30
   7.08     Labor Contracts..................................................30
   7.09     Intercompany Obligations.........................................30
   7.10     Parkdale Assumption Order........................................30

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY........................30

   8.01     Representations and Warranties...................................30
   8.02     Performance......................................................31

                               Table of Contents
                                  (continued)


                                                                           Page

   8.03     Closing Certificates.............................................31
   8.04     Orders and Laws..................................................31
   8.05     Regulatory Consents and Approvals................................31
   8.06     Bankruptcy Court Approval........................................31
   8.07     DIP Facility.....................................................31
   8.08     GECC Securitization Facility.....................................31

ARTICLE IX TERMINATION.......................................................32

   9.01     Termination......................................................32
   9.02     Effect of Termination............................................33

ARTICLE X SURVIVAL AND INDEMNIFICATION.......................................34

   10.01       Survival......................................................34
   10.02       Directors, Officers and Affiliates............................34

ARTICLE XI DEFINITIONS.......................................................34

   11.01       Definitions...................................................34
   11.02       Construction of Certain Terms and Phrases.....................49

ARTICLE XII MISCELLANEOUS....................................................49

   12.01       Entire Agreement..............................................49
   12.02       Notices.......................................................49
   12.03       Expenses......................................................50
   12.04       Public Announcements..........................................50
   12.05       Waiver........................................................50
   12.06       Amendment.....................................................51
   12.07       No Third Party Beneficiary....................................51
   12.08       No Assignment; Binding Effect.................................51
   12.09       Headings......................................................51
   12.10       Retention of Bankruptcy Court Jurisdiction....................51
   12.11       Governing Law.................................................51
   12.12       Invalid Provisions............................................51
   12.13       Counterparts..................................................51

Exhibit A         Assumed Contracts
Exhibit B         Excluded Assets
Exhibit C         Form of Procedures Order
Exhibit D         Knowledge of the Company
Exhibit E         Knowledge of the Parent or Sub
Exhibit F         Chief Restructuring Officer
Exhibit G         Labor Agreement
Exhibit H         Projected EBITDA Amount
Exhibit I         Parkdale Assumption Order Terms

                               Table of Contents
                                  (continued)

                                                                           Page

Annex A..Schedule of Real Property that constitutes Purchased Assets
Annex B..Schedule of Real Property Leases that constitute Purchased Assets

                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

          Amended and Restated Asset Purchase Agreement, dated as of November 6, 2003, by and among the Person designated on the signature page as "Parent," the Person designated on the signature page as "Sub" (Parent and Sub together, "Buyer"), on the one hand, and Cone Mills Corporation (the "Company") and the Seller Subsidiaries (as defined below, collectively, the "Sellers"), on the other.

                                    RECITALS

          A. The Company and CIPCO S.C., Inc., Cone Foreign Trading LLC and Cornwallis Development Co. (the "Seller Subsidiaries") and the Buyer have previously entered into an Asset Purchase Agreement, dated as of October 21, 2003 (the "Original Agreement");

          B. The Company and the Seller Subsidiaries are debtors and debtors-in-possession under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), having commenced voluntary cases (No. 03-12944(MFW)) (jointly administered) (the "Chapter 11 Cases") on September 24, 2003 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

          C. Pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, the Sellers continue to operate their respective businesses and manage their respective properties, and are administering their respective estates created by
Section 541 of the Bankruptcy Code on the Petition Date (the "Estates");

          D. Upon the terms and subject to the conditions set forth herein, the Sellers intend to request that the Bankruptcy Court authorize and approve the transactions contemplated by this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code; and

          E. Certain capitalized terms as used herein are defined in Article XI.

          NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, the parties hereby amend and restate the Original Agreement in its entirety to read as follows:

                                    ARTICLE I
                                 THE TRANSACTION

          1.01. Purchase of Purchased Assets.

          (a) Upon the terms and subject to the conditions contained herein, at the Closing, the Sellers shall sell, assign, transfer and convey, or cause to be sold, assigned, transferred and conveyed, to Buyer, and Buyer shall purchase and accept, all of the Sellers' right, title and interest in and to the Purchased Assets for the Purchase Price free and clear of all Liens (other than Permitted Liens) in accordance with Section 363(f) of the Bankruptcy Code. The sale, transfer and conveyance of the Purchased Assets shall be made pursuant to this Agreement and further evidenced by the execution and delivery at the Closing by the Sellers of bills of sale and instruments of assignment and assumption and such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request, including, to the extent assignable, assignments regarding all Intellectual Property. Notwithstanding anything in this Agreement to the contrary, the Sellers will not sell, and Buyer will not purchase, any of the Excluded Assets.

          (b) Upon written notice to the Company at any time prior to five (5) Business Days before the Sale Hearing Date, Buyer may, in its sole and absolute discretion, determine to exclude a Purchased Asset (including any Assumed Contract), which shall then be deemed an Excluded Asset whether or not such Purchased Asset is listed on Exhibit A, provided that such exclusion shall not reduce the Purchase Price.

          1.02 Assumed Liabilities . On the terms and subject to the conditions set forth herein, on the Closing Date, pursuant to the Sale Order, Buyer shall deliver to the Sellers an instrument of assumption in form and substance reasonably satisfactory to the Company pursuant to which Buyer shall assume and agree to discharge the Assumed Liabilities (the "Assignment and Assumption Agreement"). The Company shall provide timely and proper written notice to the non-debtor parties to the Assumed Contracts of the motions seeking the assumption of the Assumed Contracts and take all other actions (other than payment of any Cure Costs) necessary to cause such Assumed Contracts to be assumed by the Sellers and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, including, at or prior to Closing, complying with all requirements under Section 365 necessary to assign to Buyer the contracts and agreements included in the Assumed Contracts. Notwithstanding anything to the contrary contained herein, no Assumed Contract that requires the consent of a third party (and which the Bankruptcy Court, pursuant to Sections 363 and 365 of the Bankruptcy Code, does not have the authority to approve the assumption by the Sellers and the assignment to Buyer of such Assumed Contract without such third party consent) shall be assumed by the Sellers and assigned to Buyer hereunder without such third party consent.

          1.03 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of the Company (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities").

          1.04 Purchase Price. (a) The aggregate purchase price (the "Purchase Price") is $46,000,000 (i) plus or minus, as the case may be, the Professional Costs Adjustment and (ii) subject to adjustment pursuant to Section 1.04(c).

          (b) Professional Cost Adjustment. To the extent that the Professional Costs Paid Amount is greater than $4,900,000, the Purchase Price shall be reduced dollar-for-dollar by the amount by which such Professional Costs Paid Amount exceeds $4,900,000. To the extent that the Professional Costs Paid Amount is less than $4,900,000, the Purchase Price shall be increased dollar-for-dollar by the Professional Costs Incurred Amount; provided, however, that the sum of such increase plus the Professional Costs Paid Amount shall not exceed $4,900,000. The amount by which the Purchase Price is increased or reduced pursuant to this Section 1.04(b) is referred to therein as the "Professional Costs Adjustment."

          (c) EBITDA Adjustment.


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


          (i) No later than the tenth day prior to the Closing Date, the Company shall, in consultation with the Buyer, prepare and deliver to the Buyer an officer's certificate (the "EBITDA Certificate"), certifying as to the Company's good faith estimate of the Consolidated EBITDA, and attaching a statement thereof prepared from the books and records of the Company (the "Closing EBITDA Amount"). The EBITDA Certificate shall, additionally, set forth the amount by which the Closing EBITDA Amount exceeds, or is less than, as the case may be, the Projected EBITDA Amount for such period as set forth on Exhibit H, hereto (the "EBITDA Adjustment Amount").

          (ii) No later than five days following receipt by Buyer of the EBITDA Certificate, Buyer may object to the Closing EBITDA Amount set forth in the EBITDA Certificate by written notice thereof to the Company (the "Disagreement Notice"). The Disagreement Notice shall set forth Buyer's good faith estimate of the Closing EBITDA Amount and the EBITDA Adjustment Amount, and attach a certified statement thereof prepared from the books and records of the Company. The Company and the Buyer shall, during the five days following delivery of the Disagreement Notice, use commercially reasonable efforts to reach an agreement regarding the Closing EBITDA Amount. Any unresolved dispute among the parties relating to the determination of the Closing EBITDA Amount (an "EBITDA Dispute") shall thereafter be resolved by the Independent Accounting Firm, acting as an expert and not as an arbitrator, which determination shall be binding and nonappealable. The Independent Accounting Firm shall make its determination as promptly as practicable but in any event no later than March 9, 2003. Each of the Sellers, on the one hand, and the Buyer, on the other, shall be responsible for the fees and disbursements of the Independent Accounting Firm in the same proportion as the quotient obtained by dividing (A) the positive difference between (x) such party's determination of the Closing EBITDA Amount and (y) the determination of the Closing EBITDA Amount as made by the Independent Accounting Firm, by (B) the positive difference between the determination of the Closing EBITDA Amount as made by the Company, on the one hand, and the Buyer, on the other.

          (iii) The Purchase Price payable at the Closing shall be adjusted (x) in accordance with the EBITDA Certificate, if no Disagreement Notice is delivered, or (y) as determined by the parties or the Independent Accounting Firm pursuant to Section 1.04(c)(ii), in each case as follows:

               (A) If the Closing EBITDA Amount exceeds the Projected EBITDA Amount (the "EBITDA Excess") by more than $300,000 (the "Basket Amount"), the Purchase Price shall be increased dollar for dollar by the EBITDA Excess (less the Basket Amount); provided that if the EBITDA Excess is greater than $2,300,000 (including the Basket Amount) then Buyer may terminate this Agreement pursuant to Section 9.01(h);

               (B) If the Closing EBITDA Amount is less than the Projected EBITDA Amount (the "EBITDA Deficiency") by more than the Basket Amount, the Purchase Price shall be decreased dollar for dollar by the EBITDA Deficiency (less the Basket Amount); provided that if the EBITDA Deficiency is greater than $2,300,000 (including the Basket Amount) then the Company may terminate this Agreement pursuant to Section 9.01(i); or

               (C) If the Closing EBITDA Amount equals the Projected EBITDA Amount (plus or minus the Basket Amount), there shall be no adjustment of the Purchase Price.

          1.05 The Closing. (a) Unless this Agreement has been terminated pursuant to Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII and the deliveries required by this Agreement, if applicable, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, at 10:00 a.m., local time, on the second Business Day following the date of satisfaction or waiver by the appropriate party of the conditions set forth in Articles VII and VIII, unless another date, time or place is mutually agreed to in writing by the parties hereto (the "Closing Date"). The Closing shall be effective as of 12:01 a.m. on the Closing Date.

          (b) At the Closing, Buyer shall (i) pay the Purchase Price by wire transfer of immediately available United States funds to the Company, at an account or accounts identified by the Company before the Closing Date and (ii) deliver to the Company:

          (A) a duly executed counterpart of the Assignment and Assumption Agreement;

          (B) a duly executed counterpart to the Transition Services Agreement;

          (C) all certificates reasonably requested by the Company that are necessary to support any available exemption from the imposition of Transfer Taxes; and

          (D) such other documents, instruments and certificates as may be necessary to effect the transactions contemplated hereby as the Company may reasonably request.

          (c) At the Closing, the Sellers shall deliver to the Buyer:

               (i) deeds, bills of sale and assignments in customary form necessary to effect the transfer of the Purchased Assets to Sub;

               (ii) a copy of the Certificate of Incorporation and By-Laws (or comparable organizational documents) of each of the Purchased Subsidiaries, as in effect on the Closing Date;

               (iii) a duly executed counterpart to the Transition Services Agreement;

               (iv) a duly executed Bill of Sale;

               (v) a duly executed counterpart to the Assignment and Assumption Agreement;

               (vi) stock or other certificates representing the Purchased Equity Interests; and

               (vii) such other documents, instruments and certificates as may be necessary to effect the transactions contemplated hereby as Buyer may reasonably request.

          1.06 Assumption of Assumed Contracts. The Sale Order will provide for the assumption by the Sellers and the sale and assignment to Buyer, effective upon the Closing, of the Assumed Contracts such that as of the Closing Date, the Sellers shall assume pursuant to Section 365(a) of the Bankruptcy Code and sell and assign to Buyer pursuant to Sections 363(b), (f) and (m) and Section 365(f) of the Bankruptcy Code each of the Assumed Contracts. The Assumed Contracts will be set forth on Exhibit A and identified by the date of the Assumed Contracts (if available), the other party or parties to such Assumed Contract and the address of such party or parties. The Cure Costs have been determined in good faith by the Company based on the Company's Books and Records and are as set forth on Schedule 2.18 of the Company's Disclosure Schedule. The Sellers shall be responsible for providing notice to the non-debtor parties to all Assumed Contracts at least 30 calendar days prior to the Sale Hearing Date and shall make any filings and appearances with the Bankruptcy Court as required by the Bankruptcy Code or this Agreement. The Cure Costs shall be paid by Buyer.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Except as set forth in the Company SEC Reports or the disclosure schedule attached to this Agreement (the "Company's Disclosure Schedule"), the Sellers represent and warrant to Buyer as follows:

          2.01 Corporate Existence. (a) Except as a result of the commencement of the Chapter 11 Cases, the Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has all requisite power and authority to own, operate and lease its Assets and Properties and to conduct the Business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable law, except where the failure to be so qualified or licensed and to be in good standing would not reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect on the Company. Schedule 2.01(a) of the Company's Disclosure Schedule contains a true copy of the Company's Certificate of Incorporation and Bylaws, as amended in each case to the date hereof. The Company is not in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws.

          (b) Except as a result of the commencement of the Chapter 11 Cases, each of the Company's Subsidiaries is a corporation, partnership or limited liability company duly incorporated, organized or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, and has all requisite power and authority to own, operate and lease its Assets and Properties and to conduct the Business as presently conducted. Each such Subsidiary is duly qualified and licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable law, except where the failure to be so qualified or licensed and to be in good standing would not reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect on the Company. Schedule 2.01(b) of the Company's Disclosure Schedule sets forth, in the case of each such Subsidiary that is a corporation, partnership or company, (i) the name and jurisdiction of incorporation of such Subsidiary, (ii) the number of issued and outstanding shares of its capital stock, and (iii) the owners of such shares, and, in the case of each such Subsidiary that is a partnership or limited liability company, (A) the name and jurisdiction of formation of such Subsidiary and (B) the class and amount of the partnership, membership, ownership or other equity interests in such Subsidiary owned by the Company or any of its Subsidiaries.

          2.02 Authority. Subject to the approval of the Bankruptcy Court, the Sellers have the requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and, upon entry of the Sale Order, to consummate the transactions contemplated hereby. Subject to the approval of the Bankruptcy Court, the execution and delivery by the Sellers of this Agreement, and the performance by the Sellers of their respective obligations hereunder, have been duly and validly authorized by all necessary corporate action of the Sellers, and no other corporate action on the part of the Company or its stockholders or any other Seller is necessary to approve this Agreement or to consummate the transactions contemplated hereby. On or prior to the date hereof, the Board of Directors of the Company or an authorized committee thereof determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company. Subject to the approval of the Bankruptcy Court, this Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes its legal, valid and binding obligation, enforceable against such Sellers in accordance with its terms.

          2.03 No Conflicts. Subject to the approval of the Bankruptcy Court, the execution and delivery by each Seller of this Agreement and the performance by each Seller of its pre-Closing obligations hereunder will not, and, upon entry of the Sale Order, the consummation of the transactions contemplated hereby, including the performance by any Subsidiary of transfers, assumptions or other actions required of it by this Agreement to effect such consummation, will not:

          (a) conflict with, violate or breach any of the terms, conditions or provisions of the Charter Documents of any Seller;

          (b) except as otherwise determined by the Bankruptcy Court, violate or breach any term or provision of any Law or Order applicable to the Company, or any of its Subsidiaries, or any of the Assets and Properties of the Company or any of its Subsidiaries, other than such violations or breaches which would not, individually or in the aggregate, reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a Material Adverse Effect on the Company; or

          (c) except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated hereby, or to perform its obligations hereunder, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in Schedule 2.03(c) of the Company's Disclosure Schedule, (i) violate or breach, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require the Company or any of its Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien on any Assets and Properties of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which any Asset and Property of the Company or any of its Subsidiaries, is bound.

          2.04 Capital Stock of Subsidiaries. The outstanding shares of capital stock or share capital of, or membership interests, partnerships interests or other equity interests in, as the case may be, each Subsidiary (the "Subsidiary Equity Interests") that are owned by the Company or any of its Subsidiaries are, and the Subsidiary Equity Interests to be issued at the Closing, if any, in accordance with Section 4.03 will be, duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 2.04 of the Company's Disclosure Schedule, owned, beneficially and of record, by the Company or its Subsidiaries, free and clear of any Liens other than Liens that will be released or discharged pursuant to the Sale Order at or prior to Closing. There are no (i) outstanding Options obligating any Purchased Subsidiary to issue or sell any shares of capital stock or share capital of, or any membership interests, ownership interests or other equity interests in, any Purchased Subsidiary or to grant, extend or enter into any such Option, (ii) voting trusts, proxies or other commitments, understandings, restrictions or other arrangements in favor of any Person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or share capital of, or any membership interest, ownership interest or other equity interest in, any Purchased Subsidiary, or (iii) commitments, understandings, obligations or arrangements of any Purchased Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value of capital stock or share capital of, or any membership interest, ownership interest or other equity interest in, any Purchased Subsidiary.

          2.05 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for consents, approvals or actions of, and filings with or notice to, the Bankruptcy Court, (ii) for the necessary filings by the Company under the Exchange Act, the HSR Act or any antitrust or competition Law of any foreign jurisdiction applicable to the transactions contemplated by this Agreement and the expiration or earlier termination of the applicable waiting period(s) thereunder, and (iii) where the failure to obtain any such consent, approval or action to make any such filing or to give any such notice, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder or to have a Material Adverse Effect on the Company.

          2.06 Compliance With Laws and Orders. (a) Neither the Company nor any of its Subsidiaries is in violation of or in default under any Law or Order, the effect of which, individually or in the aggregate with other such violations and defaults, would reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that the Sellers make no representation or warranty in this Section 2.06 with respect to ERISA and employment benefit laws, environmental matters or Tax Laws which are specifically and exclusively addressed in Sections 2.10, 2.12 and 2.13 hereof, respectively. Each Seller has complied in all material respects with all applicable Laws and Orders applicable to the Chapter 11 Cases.

          (b) Except as would not, individually or in the aggregate with other violations and defaults, reasonably be expected to have a Material Adverse Effect on the Company, no investigation or review by any Governmental Authority concerning any possible violation or default of Law or Order is pending or threatened, nor has any such investigation occurred during the last five years.

          (c) (i) The Company and its Subsidiaries hold all material licenses, permits, registrations and other authorizations required to conduct the Business as it is presently conducted, (ii) all such licenses, permits, registrations and other authorizations are valid and in full force and effect, except for those the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) the Company and each Subsidiary are in compliance with all such licenses, permits, registrations and other authorizations, except for possible failures to be so in compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (iv) subject to approval of the Bankruptcy Court, the execution and delivery by the Company of this Agreement and the performance by the Company of its pre-Closing obligations hereunder will not, and, upon entry of the Sale Order, the consummation of the transactions contemplated hereby, including the performance by any Subsidiary of the Company of transfers, assumptions or other actions required of it by this Agreement to effect such consummation will not, result in a violation or breach of, or cause the Company or any of its Subsidiaries to fail to be in compliance with, any such licenses, permits, registrations and other authorizations, except for such violations, breaches or failures to be so in compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          2.07 Reports and Financial Statements. (a) The Company has filed with the SEC all Company SEC Reports required to be filed by it under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate act and the rules and regulations thereunder. No Subsidiary of the Company is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates, none of the Company SEC Reports (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The Company's audited financial statements for the fiscal year ended December 29, 2002 (the "Audited Financial Statements") fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at December 29, 2002 and December 30, 2001 and the consolidated results of operations, cash flows and stockholders' equity of the Company and its consolidated Subsidiaries for each of the three years in the period ended December 29, 2002, all in accordance with GAAP. The Company's unaudited financial statements for the three months ended March 30, 2003 and the six months ended June 29, 2003 (the "Interim Financial Statements") fairly present in all material respects the consolidated position of the Company and its consolidated Subsidiaries as of March 30, 2003 and June 29, 2003, respectively, and the consolidated results of operations, cash flows and stockholders' equity of the Company and its consolidated Subsidiaries for the three months ended March 30, 2003 and the six months ended June 29, 2003, respectively, all in accordance with GAAP (except for the absence of footnote disclosure and changes from normal year-end adjustments). No independent auditors' report included with the Audited Financial Statements has been revoked or qualified in any manner since its date. The Company has not, since December 29, 2002, made any material change in the accounting practices or policies applied in the preparation of the Audited Financial Statements. The Books and Records of the Company and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

          (c) The principal executive officer and the principal financial officer of the Company have signed and the Company has furnished to the SEC all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as enacted by rule 13a-14 and rule 15d-14 of the Exchange Act; such certifications comply with the requirements thereof and have not been modified or withdrawn; and neither the Company nor any of its officers has received any notice from any Governmental Authority questioning or challenging the accuracy, completeness or form of such certifications.

          2.08 Title to Assets; Adequacy and Condition of Assets. Except as set forth on Schedule 2.08 of the Company's Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or in the case of leaseholds, valid leasehold interests in, their respective material Assets and Properties, free and clear of any Liens other than Liens permitted under the DIP Facility or Liens that will be released or discharged pursuant to the Sale Order at or prior to the Closing. Except for the Excluded Assets, the Purchased Assets are in the aggregate all of the assets and properties necessary to conduct the Business in all material respects in the manner in which, and to the extent to which, such business has been operated by the Company as of the date hereof. Except as set forth on Schedule 2.08 of the Company's Disclosure Schedule, the Purchased Assets are in good repair, operating condition and working order, in all material respects, consistent with their age and intended use in the Business, normal wear and tear excepted.

          2.09 Legal Proceedings. Except for the Chapter 11 Cases, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries which would reasonably be expected to (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) individually or in the aggregate with other such Actions or Proceedings, have a Material Adverse Effect on the Company. Except for Orders of the Bankruptcy Court, there are no Orders outstanding against the Company or any of its Subsidiaries which, individually or in the aggregate with other such Orders, would reasonably be expected to have a Material Adverse Effect on the Company or prohibit the consummation of the transactions contemplated by this Agreement.

          2.10 Benefit Plans; ERISA. (a) The Company has delivered or made available to Buyer (i) full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, incentive, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other employee benefit arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit or welfare of any director, officer, Employee or former Employee (such plans and arrangements, as applicable, being collectively the "Benefit Plans") and (ii) the Form 5500 filed in each of the two (2) most recent plan years with respect to each Benefit Plan required to file a Form 5500 for the year.

          (b) Except as disclosed on Schedule 2.10 of the Company's Disclosure
Schedule: (i) each Benefit Plan has been administered and is in compliance, in all material respects, with the terms of such Benefit Plan and all applicable Laws; (ii) to the Knowledge of the Company, the Company has not established, maintained or participated in or had an obligation to maintain, contribute to or otherwise participate in any multiemployer plan (as defined in Section 3(37)(A) of ERISA) within the preceding six years; (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS, each trust related to each such Benefit Plan is exempt under Section 501(a) or 501(c)(9) of the Code and, to the Knowledge of the Company, nothing has occurred since such favorable determination that would adversely affect such qualification or tax-exempt status; (iv) as of the date hereof, no material "accumulated funding deficiency" (as such term is used in Section 412 of the Code) has occurred during the last five years with respect to any Benefit Plan; and (v) as of the date hereof, no Benefit Plan (A) has been terminated, where such termination has resulted in liability under Title IV of ERISA that, individually or in the aggregate with all other such terminations, would reasonably be expected to have a Material Adverse Effect on the Company or
(B) has received notification from the Pension Benefit Guaranty Corporation that it has instituted proceedings to treat such Benefit Plan as terminated (a "PBGC Event") if such termination would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

          2.11 Labor Relations. Except as set forth on Schedule 2.11 of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement covering the Employees and, to the Knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any Employees. Except as disclosed on Schedule 2.11 of the Company's Disclosure Schedule as of the date hereof: (i) there has not occurred or, to the Knowledge of the Company, been threatened within the last 12 months prior to the date hereof any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Employees;
(ii) there are no labor disputes or claims currently subject to any grievance procedure, arbitration or litigation, or any Action or Proceeding, including any pertaining to wages, hours, overtime, working conditions, collective bargaining, employment discrimination, immigration, occupational safety and health, the WARN Act and wrongful discharge, and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any Employee; (iii) neither the Company nor any of its Subsidiaries has received any notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress; and (iv) the Company is in compliance, in all material respects, with all applicable labor and employment Laws, including those pertaining to wages, hours, overtime, working conditions, collective bargaining, employment discrimination, immigration, occupational safety and health, the WARN Act, workers' compensation and unemployment insurance.

          2.12 Environmental Matters. (a) Except with respect to Claims that have been or will be discharged pursuant to the Sale Order and Claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, no written or, to the Knowledge of the Company, oral notification of a release of a Hazardous Substance has been filed by or on behalf of the Company or any of its Subsidiaries since the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") became effective, and no notice has been received by the Company or any such Subsidiary informing the Company or such Subsidiary of potential liability for a release of a Hazardous Substance under CERCLA or any other Environmental Law. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no site or facility owned or operated, or that has been owned or operated, by the Company or any of its Subsidiaries is or has been listed on the CERCLIS maintained by the U.S. Environmental Protection

Agency or on any similar list maintained by any state in which any Assets and Properties of the Company or any such Subsidiary are located.

          (b) None of the Assets and Properties of the Company or any of its Subsidiaries contains or has been affected by the presence of any Hazardous Substance in a manner that would reasonably be expected to have a Material Adverse Effect on the Company or materially impair the Purchased Assets.

          (c) The Company and its Subsidiaries are each in compliance with all Environmental Laws, and neither the Company nor its Subsidiaries has received any notice, which remains uncured, alleging that the Company or its Subsidiaries is in violation of any Environmental Law, and there exists no uncured violation, unpaid fine or other liability relating to any violation of any Environmental Law by the Company or its Subsidiaries.

          2.13 Taxes. (a) The Company and each of its Subsidiaries have filed, or caused to be filed, all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by or required to be withheld by the Company or any Subsidiary have been paid or withheld, as the case may be. Except as set forth on Schedule 2.13(a) of the Company's Disclosure Schedule, neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.

          (b) Except as set forth in Schedule 2.13(b) of the Company's Disclosure Schedule, as of the date hereof, there is no material audit, deficiency, assessment or claim currently pending with respect to any Tax liability of the Company or any Subsidiary either (i) that has been claimed or raised by any Governmental Authority in writing or (ii) as to which the Company has Knowledge.

          (c) Except as set forth in Schedule 2.13(c) of the Company's Disclosure Schedule, neither the Company nor any Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

          (d) Neither the Company nor any Subsidiary is a party to any tax allocation or sharing agreement. Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was the Company, or (ii) has any liability for the Taxes of any Person, other than any member of the group the common parent of which is the Company, under Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (e) Neither the Company, nor any Subsidiary, has agreed to or will be required, as a result of a change in method of accounting made in a Tax Return or report filed for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income under Section 481 of the Code (or any similar rule) for any taxable period (or portion thereof) ending after the Closing Date.

          (f) As of the date hereof, the Sellers have no Knowledge of any notice of a claim by a Governmental Authority which is pending with respect to the Company or any of its Subsidiaries claiming that it is subject to Taxes in a jurisdiction where the respective company does not file or join in the filing of a Tax Return.

          (g) Except as set forth in Schedule 2.13(g) of the Company's Disclosure Schedule, no Seller is a "foreign person" (as that term is defined in Section 1445 of the Code), and such Seller will provide a certificate to that effect in accordance with Treasury Regulations Section 1.1445-2(b)(2), on or before the Closing Date.

          2.14 Intellectual Property. (a) All Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of Business is owned free and clear of any material Liens or other material restrictions on use or enjoyment, other than Liens permitted under the DIP Facility or Liens that will be released or discharged pursuant to the Sale Order at or prior to the Closing. Except for common law trademarks, the material patents and trademarks that are included in such Intellectual Property have been duly registered with, or are covered by pending applications filed with, the United States Patent and Trademark Office. The Company has taken such other commercially reasonable actions to ensure the full protection of its and its Subsidiaries' respective rights to, and title and interest in, such material Intellectual Property under applicable Law. Such registrations and filings remain in full force and effect, in each case to the extent material to the Business.

          (b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing on the Intellectual Property rights of any other Person, except where such infringement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          2.15 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof, all insurance policies of any kind or nature owned by or issued to the Company or any Subsidiary, including policies for fire, life, theft, product liability, public liability, property damage, other casualty, workers' compensation, employee health and welfare, title, property and liability, with respect to the Business or Assets and Properties are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Schedule
2.15 of the Company's Disclosure Schedule sets forth a true, complete and correct list of all such insurance policies. Except as described in Schedule
2.15 of the Company's Disclosure Schedule, within the 36 months preceding the date of this Agreement, the Company has not been refused any insurance, nor has its coverage been limited in any material respect by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last 12 months. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, all claims thereunder have been filed in a timely fashion and all claims that are currently pending as of the date hereof are set forth on
Schedule 2.15 of the Company's Disclosure Schedule.

          2.16 No Undisclosed Liabilities. Except as disclosed on Schedule 2.16 of the Company's Disclosure Schedule, none of the Purchased Subsidiaries has any Liabilities of any nature, except (i) as disclosed or reserved against in the Interim Financial Statements, (ii) for Liabilities not required by GAAP to be accrued, disclosed or reserved against in the Interim Financial Statements (other than Liabilities that are Known to the Company, reasonably estimable, material to the Business and not required by GAAP to be accrued, disclosed or reserved against solely because they are judged not to be probable or reasonably possible to occur), and (iii) for Liabilities that (x) were incurred after June

29, 2003 in the ordinary course of business consistent with past practice and
(y) individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          2.17 Absence of Changes. Since August 24, 2003, (i) there has not occurred a Material Adverse Effect on the Company or any change, event or development that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company and (ii) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited under Sections 4.01 and 4.02 after the date of this Agreement.

          2.18 Contracts.

          (a) Schedule 2.18 of the Company's Disclosure Schedule lists all Contracts to which each of the Company or any of its Subsidiaries is a party as of the date hereof or which binds any of their respective Assets and Properties as of the date hereof which (a) are material to the Company or any of its Subsidiaries taken as a whole, (b) require an annual payment in excess of Fifty Thousand Dollars ($50,000), (c) require aggregate payments over the life of such Contract in excess of One Hundred Thousand Dollars ($100,000), or (d) have a term exceeding one year and are not terminable on 90 days' prior notice or less (the "Material Contracts"), together with the approximate amount of all Cure Costs with respect to each such Material Contract. True and complete copies of the Material Contracts, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Buyer prior to the execution of this Agreement.

          (b) Subject to payment of any Cure Costs, and except for any default arising as a result of the commencement of the Chapter 11 Cases or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Material Contract is valid, binding and in full force and effect, and is enforceable by the Company or its applicable Subsidiary, as applicable, in accordance with its terms. Subject to payment of any Cure Costs, and except for any default arising as a result of the commencement of the Chapter 11 Cases, each of the Company and its Subsidiaries and, to the Knowledge of the Company, each counterparty to any Material Contract, has performed in all respects the obligations required to be performed by it to date and is not in default under each Material Contract to which it is a party, except for such failure or failures to perform which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Subject to payment of any Cure Costs and, except for any default arising as a result of the commencement of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries has received any notice of default under any Material Contract to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as a result of the Chapter 11 Cases or as set forth on Schedule 2.18 of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is in negotiations to amend, or contemplating the amendment of, any Material Contract. Except as set forth on
Schedule 2.18 of the Company's Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any non-competition agreement that materially impairs its ability to operate the Business.

          2.19 Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby other than as set forth on Schedule 2.19 of the Company's Disclosure Schedule.

          2.20 Related Party Transactions. Except as set forth in Schedule 2.20 of the Company's Disclosure Schedule, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding, or other arrangement of any kind entered into by the Company or any of its Subsidiaries with any officer, director or shareholder (holding 5% or more of the outstanding capital stock of the Company) of the, member Company or any such Subsidiary or, to the Knowledge of the Company, any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act), or Affiliate, except, in each case, as indicated in Schedule 2.20 of the Company's Disclosure Schedule or for reimbursements of ordinary and necessary expenses incurred in connection with their employment or their serving on the Board of Directors of the Company or any of its Subsidiaries.

          2.21 Relationship with Customers and Suppliers. (a) Except as set forth on Schedule 2.21 of the Company's Disclosure Schedule, none of the Company or any of its Subsidiaries has any direct or indirect ownership interest in any material customer of the Company identified on Schedule 2.21 of the Company's Disclosure Schedule (each, a "Material Customer") or any material supplier of the Company; (b) except as set forth on Schedule 2.21 of the Company's Disclosure Schedule, no officer, director or shareholder of the Company or any of its Subsidiaries, nor any of their immediate family members nor any entity holding more than 10% controlled by any such person is a party to any Material Contract or any lease to which the Company or any of its Subsidiaries is a party; and (c) since August 24, 2003, no Material Customer of the Company or any of its Subsidiaries has cancelled or terminated, or threatened to cancel or terminate, its business relationship with the Company or its Subsidiaries, and the Company has no Knowledge that any such Material Customer intends to do so.

          2.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Sellers in this Article II are the exclusive representations and warranties made by the Sellers. The Sellers hereby disclaim any other express or implied representations and warranties. The Sellers, directly or indirectly, do not make, and hereby disclaim, any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Business. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING PURCHASED "WHERE IS", "AS IS" AND "WITH ALL FAULTS."

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

          3.01 Corporate Existence. Each of Parent and Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the state specified on the signature page, and has all requisite corporate, partnership or company power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power and authority would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

          3.02 Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Sub of this Agreement, and the performance by Parent and Sub of their respective obligations hereunder, have been duly and validly authorized by all necessary corporate action of Parent and Sub, and no other corporate action on the part of Parent or Sub or their respective stockholders is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          3.03 No Conflicts. The execution and delivery by Parent and Sub of this Agreement does not, and the performance by Parent and Sub of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Parent or Sub;

          (b) result in a violation or breach of any term or provision of any Law or Order applicable to Parent or Sub, other than such violations or breaches which would not, individually or in the aggregate, reasonably be expected to adversely affect the validity or enforceability of this Agreement or to have a Material Adverse Effect on the Buyer; or

          (c) except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Parent or Sub to consummate the transactions contemplated hereby or to perform its obligations hereunder, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, (i) result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Parent or Sub to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien on Parent or Sub under, any Contract to which Parent or Sub is bound.

          3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority is required to be obtained or made by Parent or its Subsidiaries (including Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) for consents, approvals or actions of, and filings with or notice to, the Bankruptcy Court,

(ii) for the necessary filings by Parent or its Affiliates (including Sub) under the Exchange Act, the HSR Act or any antitrust or competition Law of any foreign jurisdiction applicable to the transactions contemplated by this Agreement and the expiration or earlier termination of the applicable waiting period(s) thereunder, and (iii) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Parent or Sub to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or to have a Material Adverse Effect on the Buyer.

          3.05 Legal Proceedings. Other than the Chapter 11 Cases, there are no Actions or Proceedings pending or, to the Knowledge of Parent or Sub, threatened against, relating to or affecting, Parent or Sub which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          3.06 Financial and Other Matters. (a) Parent has, and as of the Closing Date will have, sufficient cash, borrowing capacity under existing credit facilities which Parent may draw without limitation (other than the delivery of customary certificates), financing committed and/or funds available under other agreements to fund the Purchase Price and to make all other necessary payments of fees and expenses of Parent in connection with the transactions contemplated by this Agreement.

          (b) Sub is and as of immediately after the Closing will be a wholly owned Subsidiary of Parent. Since its organization, Sub has not engaged in any activities except those incident to its organization and the execution, delivery and performance of this Agreement.

                                   ARTICLE IV
                       COVENANTS OF THE COMPANY AND BUYER

          4.01 Conduct of Business. Subject to applicable Law and any obligations as debtor or debtor-in-possession under the Bankruptcy Code and, except as contemplated by this Agreement or as set forth in Schedule 4.01 of the Company's Disclosure Schedule, the Company will, and will cause its Subsidiaries to operate the Business in the ordinary course of business as currently conducted. Without limiting the generality of the foregoing, subject to the qualifications in the prior sentence, the Company will use commercially reasonable efforts, and will cause its Subsidiaries to use commercially reasonable efforts to:

          (a) to preserve intact the present business organization and reputation of the Business in all material respects, keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key Employees and maintain the goodwill of Material Customers and material suppliers of the Business;

          (b) subject to Section 4.02, maintain the Assets and Properties (other than the Real Property and the real property subject to the Real Property Leases) that are material to the operation of the Business in good working order and condition consistent with their age and intended use in the Business, ordinary wear and tear excepted;

          (c) maintain in effect all material property damage, liability and other insurance applicable to the Company at current levels consistent with past practice;

          (d) maintain in effect permits material to the operation of the Business;

          (e) maintain the Real Property and all real property subject to Real Property Leases in substantially the same manner as prior to the date hereof, subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of the Sellers; and

          (f) pay all accounts payable and collect all accounts receivable incurred or arising after the Petition Date, in accordance with past practice, and in any event in accordance with prudent business practices.

          4.02 Certain Restrictions. Subject to any obligations of Sellers as debtors or debtors-in-possession under the Bankruptcy Code and except as contemplated by this Agreement, as set forth in Schedule 4.02 of the Company's Disclosure Schedule or as approved in writing by the Buyer (such approval not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause the Subsidiaries to, refrain from:

          (a) without limiting Section 1.05(b), other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than Permitted Liens) on, any Assets and Properties material to the Business; provided, however, that the Company may continue to sell or otherwise dispose of Excluded Assets;

          (b) authorizing, issuing, selling or otherwise disposing of any shares of, or securities convertible into or exchangeable or exercisable for or any Option with respect to any shares of, capital stock or share capital of the Company or any of its Subsidiaries, or modifying or amending any right of any holder of outstanding shares of capital stock or share capital of or any Option with respect to the Company or any of its Subsidiaries;

          (c) amending any Charter Documents of the Company or any of its Subsidiaries or taking any action with respect to any such amendment or any merger, consolidation, recapitalization, reorganization, liquidation or dissolution of the Company or any of its Subsidiaries;

          (d) other than in the ordinary course of business, entering into, amending, modifying, terminating (partially or completely), granting any material waiver under or giving any material consent with respect to any Material Contract;

          (e) other than in the ordinary course of business and except in respect of the Excluded Liabilities, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Liability of or owing to the Company or any of its Subsidiaries, or settling or compromising any litigation in an aggregate principal amount for all such actions exceeding $500,000;

          (f) declaring, setting aside or paying any dividend or other distribution payable in cash, stock or property with respect to its capital stock or redeeming, repurchasing or otherwise acquiring any shares of its capital stock, other than dividends or distributions by a direct or indirect Subsidiary of the Company to its parent corporation;

          (g) declaring or effecting any stock split, capital reorganization or reclassification of its capital stock or taking any similar action;

          (h) incurring any indebtedness for money borrowed, issuing or selling any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, or incurring any Contingent Obligations, other than indebtedness under the DIP Facility and the GECC Securitization Facility;

          (i) granting any material increase (or, in the case of any executive Employee or director at the Company, any increase) in the fringe benefits or compensation payable or to become payable by the Company or any of its Subsidiaries to, or requesting in the Chapter 11 Cases or otherwise, or paying, any stay or retention or bonus for, any Employee or director of the Company or any Subsidiary thereof;

          (j) adopting, amending or otherwise materially increasing, or accelerating the payment or vesting of the amounts payable or to become payable to any Person who is an Employee or director of the Company or any of its Subsidiaries, under any existing Benefit Plan, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock appreciation right, restricted stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement;

          (k) entering into or amending in any material respect any existing employment or severance agreement with any Person who is an Employee or director of the Company or any of its Subsidiaries;

          (l) changing in any material respect the accounting principles used by it in effect as of the date hereof unless required by GAAP;

          (m) writing down (other than is consistent with the accounting principles and policies used in preparing the consolidated balance sheet of the Company, as of June 29, 2003, included in the Interim Financial Statements) or writing up the value of any of the Company's inventory (including write-downs by reason of shrinkage or markdowns) in excess of $200,000, or determining as collectible any of the Company's accounts receivable in excess of $200,000, or any portion thereof in excess of $200,000, which were previously considered uncollectible;

          (n) entering into any collective bargaining agreement covering the Employees;

          (o) other than in the ordinary course of business consistent with past practice, making any Tax election, amending any Tax Return, settling any Tax Liability or not retaining (in accordance with the Company's current practices) Books and Records with respect to Tax matters pertinent to the Purchased Subsidiaries related to any taxable period before the Closing Date and having a Tax effect after the Closing;

          (p) making any payments in excess of $3.3 million in the aggregate for all such payments, on or in connection with any Liabilities in effect on the Petition Date due to vendors (other than Liabilities under the Parkdale Contract) which are determined in good faith by the Company to be critical to the Business or Purchased Assets, taken as a whole;

          (q) granting to the chief restructuring officer ("CRO") any authority or responsibilities other than those set forth on Exhibit F, or removing or replacing the CRO, unless such replacement is reasonably acceptable to Parent;

          (r) other than in the ordinary course of business, transferring any assets to any creditor of the Sellers, other than (x) Excluded Assets and (y) ordinary course products returns, refunds, credits, consignments and similar transactions; or

          (s) entering into any Contract to do any of the foregoing.

          Notwithstanding anything in this Agreement to the contrary, all of the actions described in this Section 4.02 relate solely to the Business and the Purchased Assets.

          4.03 Affiliate Transactions. Prior to the Closing and except as provided herein or on Schedule 4.03 of the Company's Disclosure Schedule, the Company will not, and will cause the Subsidiaries not to, engage in any transaction with any officer, director or Affiliate of the Company or any Subsidiary outside the ordinary course of business. If requested by Parent, the Company will use its commercially reasonable efforts to cooperate with Buyer in order to transfer to a newly created direct or indirect wholly owned Subsidiary of the Company, effective upon the Closing, any Purchased Asset that Parent and the Company agree in good faith there is a business reason to segregate from other Company Assets and Properties; provided, that Parent shall reimburse the Company for any costs associated with such transfer.

          4.04 Solicitation, Confidentiality, Etc.

          (a) Buyer and the Company acknowledge that under the Bankruptcy Code the sale of assets including the assumption and assignment of executory contracts is subject to Bankruptcy Court approval. Buyer and the Company acknowledge that to obtain such approval the Company must demonstrate that it has taken reasonable steps to obtain the highest or best price possible for the Assets and Properties, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Assets and Properties to responsible bidders (subject to subsection (b) hereof), entertaining higher or better offers from responsible bidders and, if necessary, conducting an Auction.

          (b) Neither the Company nor its Affiliates, officers, directors, employees, agents or representatives (including attorneys, investment bankers, brokers and accountants) ("Restricted Persons") shall, from and after the date hereof and until the Court issues the Procedure Order (including approval of the Termination Fee) with respect to this Agreement, or denies such approval, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond (other than solely to disclose this restriction) to, any inquiries or proposals or offers by, or provide any information to, or otherwise cooperate in any way with, any person, group or other entity other than the Buyer and its representatives concerning (i) any liquidation of the Company or sale of all or substantially all of its assets (other than a sale thereof as a going concern), (ii) any transaction that would have an effect similar to the transactions described in the foregoing clause (i).

          (c) Nothing in this Section 4.04 will permit the Company to terminate this Agreement (except as specifically provided in Article IX). Any violation of the restrictions set forth in this Section 4.04 by any Restricted Person of the Company or any of its Subsidiaries will be deemed to be a breach of this Section
4.04 by the Company.

          (d) The parties agree that (i) any information furnished to or obtained by Buyer or any of its Representatives during the period from the date of this Agreement to the Closing Date as a result of the Company providing access as contemplated by Section 4.05 and (ii) the terms and conditions of this Agreement, the agreements referred to herein and the transactions contemplated hereby and thereby will in each case be treated by Buyer as confidential on the same terms and conditions as those set forth in the Confidentiality Agreement. Notwithstanding the foregoing, the parties acknowledge that this Agreement or any other agreement to which a Buyer entity is a party will be filed with the Bankruptcy Court and made publicly available, and disclosures related to the transactions contemplated by this Agreement and the agreements referred to herein will be made to the Company's creditors, Representatives and other persons having an interest in the Chapter 11 Cases, and may be filed with the SEC or other Governmental Authority. Any such filings and disclosures by the Company or any of its Representatives will not violate any confidentiality obligations owing to any party, whether pursuant to the Confidentiality Agreement, this Agreement or otherwise. Furthermore, this Section 4.04(d) will not limit the disclosure of information by the Company in connection with the administration of the Chapter 11 Cases or preclude any filing or other communication with the Bankruptcy Court, or disclosure to creditors or other Representatives, made by the Company in good faith. In addition, notwithstanding any provision of the Confidentiality Agreement to the contrary, subject to the prior written consent of the Company, Buyer shall have the right to contact and negotiate directly with the Company's joint venturers and other partners, parties to the Contracts and lenders with respect to any Purchased Assets or Assumed Liabilities. The Buyer shall (A) allow Representatives of the Company to participate in any discussions or negotiations contemplated by the immediately preceding sentence, (B) if the Company's Representatives do not participate in such discussions or negotiations, keep the Company informed of the status and all material information with respect to such discussions or negotiations and
(C) not enter into any agreement or understanding affecting the Business or the Purchased Assets prior to the Closing Date without the prior consent of the Company, such consent not to be unreasonably withheld.

          (e) Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or any other express or implied agreement or understanding to which the parties hereto are parties or by which they are bound and, subject to any requirements to keep such information confidential in order to comply with federal or state securities Laws, the obligations of confidentiality contained herein and therein, as they relate to the transaction contemplated hereby, will not apply to the "tax structure" or "tax treatment" (as those terms are used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "Confidentiality Regulation") promulgated under
Section 6011 of the Code) of the transaction contemplated hereby, and each party hereto and its respective Representatives may disclose to any Person the "tax structure" and "tax treatment" of the transaction contemplated hereby (as those terms are defined in the Confidentiality Regulation) and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose, to the extent not related to the tax structure or tax treatment, confidential information regarding such transactions. For the avoidance of doubt, this authorization is not intended to permit disclosure of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.

Each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax structuring idea or proposal related to the transaction contemplated hereby.

          4.05 Access to Information.

          (a) Prior to the Closing the Company will, and will cause each of its Subsidiaries and their respective officers, employees and other Representatives to, afford to Parent and its Representatives reasonable access to the properties, books, contracts, commitments, personnel and records relating to the Business and will cause each of its Subsidiaries and their respective officers, employees and Representatives to, furnish promptly to Parent and its Representatives any and all information (including financial and operating data) concerning such business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request; provided, however, that any such access and inspection (i) will be provided during normal business hours and in such a manner as to maintain the confidentiality of such information, this Agreement and the transactions contemplated hereby, and (ii) will not interfere unreasonably with the business operations of the Company or its Subsidiaries or require the Company or any of its Subsidiaries to breach any contract or to violate any Law. Notwithstanding the foregoing, nothing in this
Section 4.05 shall require the Company to provide to the Buyer any information relating to pricing or quantity terms between any of the Sellers and any of their customers or suppliers; provided, however, that the Company shall, upon the written request of the Buyer, provide such information to KPMG LLP (outside of the Carolinas practice group) who, upon execution and delivery of a customary confidentiality agreement, may review such information and describe the contents thereof to Buyer only in general terms without identifying any names or specific pricing or quantity terms as to any individual customer or supplier of the Business.

          (b) If the Closing shall occur and the transactions contemplated by this Agreement are consummated, upon reasonable prior notice, the Company shall afford to Buyer, and to the accountants, counsel and other Representatives of Buyer, reasonable access during normal business hours to all Books and Records retained by the Company relating to the Purchased Assets and the Assumed Liabilities.

          (c) For a period of five years after the Closing, Buyer shall retain the Books and Records delivered by the Company to Buyer, and Buyer shall permit the Company and its duly authorized Representatives, during normal business hours and upon reasonable prior notice and without material disruption to the business of Buyer, to inspect and copy the Books and Records at the Company's expense.

          (d) The Sellers covenant and agree that upon the request of Buyer the Sellers shall use commercially reasonable efforts to provide Buyer with the benefit of any rights that any Seller may have under any confidentiality agreement entered into in connection with the sale of the Business. The reasonable out-of-pocket costs and expenses of the Sellers incurred by the Sellers pursuant to this Section 4.05(d) shall be paid by Buyer.

          4.06 Employment Matters.

          (a) The Company shall deliver to the Buyer a list of all Employees no later than November 12, 2003.

          (b) Not later than five (5) days prior to the Closing Date, Buyer shall make a written offer to hire each Employee. Buyer may make such offers of employment on such terms and conditions to Employees as it chooses and any employee who accepts such offer of employment with the Buyer shall hereinafter be referred to as "Transferred Employee". Subject to all applicable Laws, Buyer will have reasonable access upon reasonable prior notice during normal business hours to the facilities and personnel records (including performance appraisals, disciplinary actions, and grievances) of the Company. It is understood and agreed that, except as required by applicable Law (a) Buyer's expressed intention to extend offers of employment as set forth in this Section 4.06(b) shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to the offers of employment or pursuant to any Assumed Contract or Assumed Liability and Buyer rejects any preexisting terms (other than the Labor Agreement), including any collective bargaining agreements to the fullest extent permitted by applicable Laws, and
(b) employment offered by Buyer to Employees is "at will" and may be terminated by Buyer or by an employee at any time for any reason on or after the Closing Date (subject to any written commitments to the contrary made by Buyer or an employee and legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any Transferred Employee after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. The Company shall provide Buyer with completed I-9 forms and attachments with respect to each Transferred Employee.

          (c) Other than the Assumed Liabilities, Buyer shall not have any responsibility, liability or obligation, whether to Employees, former employees, their dependents and beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof) maintained by the Company, any Affiliate or any ERISA Affiliate, except as provided by applicable Law. The Company shall not have any responsibility, liability or obligation to Transferred Employees and their dependents and beneficiaries or to any other Person, with respect to any employee benefit plans, severance plans, practices, programs or arrangements (including the establishment, operation or termination thereof) maintained by Buyer or any of its Affiliates in which Transferred Employees and their covered dependents participate in on or after the Closing Date.

          (d) In the event of a deterioration in one or more of the Company's lines of business that, in the good faith business judgment of Buyer, necessitates a reduction in the number of employees necessary to operate the Business and accordingly Buyer does not offer to hire all of the Employees pursuant to Section 4.06(b), then notwithstanding Section 4.06(b), Buyer may offer employment to such lesser number of Employees as Buyer, in its good faith business judgment, determines is appropriate; provided, however, that the Company may then terminate this Agreement in accordance with Article IX.

          4.07 Company's Knowledg. The Company and the Buyer shall promptly notify one another of, and furnish to the other any information such other party may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that to the Knowledge of the Company or the Buyer, would reasonably be expected to cause any of the conditions set forth in Articles VII and VIII not to be fulfilled as of the Closing Date.

          4.08 Transition Services Agreement. At the Closing, the Buyer and the Company shall execute and deliver the Transition Services Agreement.

          4.09 Cure Costs. The Buyer shall pay and discharge all Cure Costs.

          4.10 Equity Participation Rights. No later than January 8, 2004, Sub shall offer the equity participation rights set forth on Schedule 4.10 of the Company's Disclosure Schedule (the "Equity Rights") to the Equity Offerees.

          4.11 Labor Agreements. If the Buyer has not terminated this Agreement pursuant to Section 9.01(f), the Buyer shall enter into or agree to assume the Labor Agreement at the Closing.

          4.12 Workers' Compensation. At the Closing or at any time thereafter (provided that at such time the Surety shall release the cash collateral drawn on the Workers' Compensation L/C to the Company), Buyer shall deliver to the Surety one or more letters of credit in an aggregate amount not to exceed $1,750,000 to obtain the release of such cash collateral. All cash collateral released shall be paid to the agent under the Company's pre-petition credit facility to reimburse the post-petition draw under the Workers' Compensation L/C. To the extent that any cash collateral is applied (such amount, the "Cash Collateral Reduction Amount") by the Surety to discharge Liabilities in respect of which the Workers' Compensation L/C was issued, then, no later than three (3) Business Days after delivery to the Buyer of written notice thereof, Buyer shall pay to the Estates by wire transfer of immediately available funds an amount equal to the Cash Collateral Reduction Amount, which amount shall, in turn, be paid to the agent under the Company's pre-petition credit facility.

                                   ARTICLE V
                         BANKRUPTCY AND OTHER COVENANTS

          5.01 Bankruptcy Court Filings and Approvals.

          (a) The Company shall use its reasonable efforts to obtain entry of the Procedure Order and the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. The Company shall file with the Bankruptcy Court, on or prior to the first Business Day following the execution of this Agreement, the motion seeking entry of the Procedure Order and the Sale Order authorizing the Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder.

          (b) From and after the date of this Agreement, prior to the filing by any Seller of any motion, application and supporting paper and notice prepared relating in any substantial way to Buyer, this Agreement or the transactions contemplated hereby, with the Bankruptcy Court, the Company will (i) provide a copy thereof to the Buyer and its counsel, (ii) provide Buyer and its counsel a reasonable opportunity to review and comment on such document, amendment, supplement, proposed order, motion or pleading and (iii) incorporate any reasonable comments of Buyer and its counsel into such document, amendment, supplement, proposed order, motion or pleading. The Company will provide to Buyer and to counsel for Buyer, on the same day as filed, copies of any and all pleadings filed by the Sellers with respect to the Chapter 11 Cases.

          (c) If the Procedures Order, Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement is appealed by any party (or a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation, or other motion attacking the Order is filed with respect thereto), each party will, and the Company will cause the Seller Subsidiaries to, take all such steps as it determines to be reasonable and appropriate to defend against such appeal, petition or motion and to use reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion, in any such case with the objective of effecting the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein.

          (d) Buyer will not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement or the consummation of the transactions contemplated hereby that is inconsistent with performing and carrying out the provisions of this Agreement in accordance with the terms and subject to the conditions herein; provided, however, that nothing contained in the foregoing will be construed to limit in any way Buyer's rights under this Agreement, including Buyer's rights under Article IX of this Agreement, or to limit Buyer's rights to advocate for the approval of this Agreement effectuating it and against any Alternative Transaction that does not effectuate this Agreement.

          5.02 Assumption of Contracts; Notice to Reject Designated Contracts.

          (a) On or after the date of this Agreement, neither the Company nor any Seller Subsidiary will assume any employment agreement or other Benefit Plan providing for any payment (on a change of control or otherwise) as a result of the Closing, or any other Contract in the Chapter 11 Cases without the prior written consent of Buyer.

          (b) Buyer shall have the right in its sole and absolute discretion to delete any Assumed Contract listed on Exhibit A at any time prior to five (5) Business Days before the Sale Hearing Date. In the event that Buyer determines to delete any such Assumed Contract from Exhibit A prior to the earlier of (i)
(5) Business Days before the Sale Hearing Date or (ii) any date that the Company has entered into a binding agreement to assign such asset to a third party, and Buyer, in its sole and reasonable discretion, determines that any subsequent assumption and assignment by the Company to a third party of any Contract or Assumed Contract would infringe and/or impair Buyer's ability to operate the Business, then Buyer shall direct the Company to reject such Contract(s) and/or Assumed Contract(s) pursuant to Section 365 of the Bankruptcy Code, and the Company shall file such motion to reject such Contracts(s) and/or Assumed Contract(s) no later than ten (10) Business Days following the Closing.

          5.03 Further Assurances; Services. (a) Subject to the terms and conditions of this Agreement, each party will, and will cause its Subsidiaries to, use all reasonable efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on it or its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, and, subject to the conditions set forth in Articles VII and VIII hereof, to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other Person that is required to be obtained in connection with this Agreement and the other transactions contemplated hereby, and to comply with the terms and conditions of any such consent, authorization, order or approval. Without limiting the foregoing, with respect to any Contracts for which any required consent or approval is not obtained prior to the Closing, each party will use its reasonable efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained.

          (b) Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation, including any motion, seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby.

          (c) Subject to the terms and conditions of this Agreement, each party will make or cause to be made any filings required by it or any of its Affiliates under any federal antitrust laws with respect to the transactions contemplated by this Agreement promptly and in any event within ten Business Days after the date of this Agreement and will also comply as soon as practicable with any request made by the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority (each, an "Antitrust Authority") under any state or federal antitrust laws for additional information, documents or other materials of it or any of its Affiliates. Each party will use its reasonable efforts to furnish all information, and will provide such reasonable assistance as another party may request, in order to make any filing or provide any information that may be required by law by any Antitrust Authority in connection with the transactions contemplated hereby. Each party will promptly inform the other parties of the status and substance of any communication with any Antitrust Authority regarding the transactions contemplated by this Agreement and any proposals to or from any Antitrust Authority regarding the transactions contemplated by this Agreement. No party will independently participate in any formal meeting, investigation or other inquiry with any Antitrust Authority without first giving the other parties notice of such meeting, investigation or inquiry and, to the extent permitted by such Antitrust Authority, the opportunity to attend and/or participate, and each party will cooperate with the other parties in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted on its behalf in connection with proceedings under any state or federal antitrust laws or any other related laws that is required for the consummation of the transactions contemplated by this Agreement.

          (d) In no event shall Parent or Sub be required to agree to (i) any prohibition of or limitation on the ownership or operation of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any limitation on their ability to acquire or hold, or exercise full rights of ownership of, the Assets and Properties of the Business, or (iv) any other limitation on their ability to effectively control their respective businesses or operations.

          5.04 Insurance. Notwithstanding anything to the contrary contained in this Agreement, in the event Buyer so requests, the Company agrees to pursue any claims for insurance that may arise after the Closing Date, for damage to or the destruction of any Purchased Asset in connection with matters arising after the Petition Date but prior to the Closing Date, and to remit any proceeds received in connection therewith to Buyer. The Buyer will reimburse the Company for any costs and expenses it occurs in connection with its performance of this Section 5.04.

          5.05 Release of Liens. Certain indebtedness of the Company is secured by Liens on certain of the Purchased Assets. Pursuant to and by virtue of the Sale Order, all such Liens (other than Permitted Liens) will be discharged and will attach to the proceeds from the sale of the Purchased Assets.

          5.06 Transfer of Assets. The Company agrees to cooperate with Buyer in making the tangible Purchased Assets (including Inventory located at the Company's facilities, in-transit Inventory, and Tangible Personal Property) ready for transfer, and to pay and discharge at or prior to the Closing all claims of third parties having physical possession or control of such tangible Purchased Assets to the extent necessary to enable Buyer to obtain physical possession or unencumbered use and enjoyment thereof (other than Permitted Liens); provided that nothing in this Section 5.06 shall prevent the Company from contesting any claims of third parties relating to the Purchased Assets.

          5.07 Critical Vendors. The Company shall use commercially reasonable efforts to obtain the approval of the Bankruptcy Court of an amount not more than $3,300,000 in the aggregate (the "Critical Vendor Amount") for payments of amounts due to vendors in respect of any period prior to the Petition Date that are determined in good faith by the Company to be critical to the Business or Purchased Assets, taken as a whole.

          5.08 DIP Financing. The Company shall use commercially reasonable efforts to enter into a debtor-in-possession financing facility on customary terms and conditions, providing for borrowings in an aggregate amount of not less than $45,000,000 and to seek the approval of the Bankruptcy Court thereof no later than December 1, 2003; provided, however, that such Facility shall contain pricing and fee terms that are reasonably acceptable to Buyer (the "DIP Facility").

          5.09 Notice of Procedure Order. Promptly after the entry of the Procedure Order, the Company shall serve on all parties (including all parties to the Assumed Contracts and all Persons who would appear on any search conducted to determine those Persons asserting a Lien on the Company's assets) to whom service of the Sale Notice (as defined in the Procedure Order) is required under the terms of the Procedure Order notice, in form and substance reasonably satisfactory to Buyer, disclosing the material terms of this Agreement, the Procedure Order (including the procedure for the submission of Qualified Bids), and the identity of Buyer.

                                   ARTICLE VI
                                      TAXES

          6.01 Transfer Taxes Borne by the Company. All sales, transfer, use or other similar Taxes not exempt under Section 1146(c) of the Bankruptcy Code that may be imposed as a direct result of the transactions contemplated by this Agreement (such Taxes, "Transfer Taxes") will be borne solely by the Company.

          6.02 Pro-Rated Taxes. Other than Transfer Taxes set forth in Section
6.01 and Taxes that are Assumed Liabilities, items of Tax relating to real and personal property Taxes and assessments on property acquired by Buyer hereunder shall be pro-rated between Buyer on the one hand and the Company on the other hand as of the Closing Date. All such pro-rations shall be allocated so that items relating to time periods ending prior to the Closing Date shall be allocated to the Company and items relating to time periods beginning on or after the Closing Date shall be allocated to Buyer.

          6.03 Purchase Price Allocation; IRS Filings. Prior to or within thirty
(30) days after the final determination of the Purchase Price, Buyer shall in good faith allocate the Purchase Price (and all other capitalized costs, including those resulting from the assumption of liabilities) among the Purchased Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Code and any corresponding applicable provisions of state, local or foreign Tax law. Buyer shall prepare and deliver IRS Form 8594 (and corresponding state, local or foreign forms, if applicable) to the Company prior to or within the thirty (30) day period referred to above. Seller and its Subsidiaries shall cooperate with the Buyer in connection with its preparation of such tax forms and shall provide any information requested by the Buyer which is reasonably related to the preparation of such tax forms. In the event the Company disputes in good faith Buyer's allocation of the Purchase Price, the Company shall deliver to Buyer within five (5) days receipt of draft Form 8594 a letter from the Company's independent public accountants to such effect identifying the Company's disagreement with Buyer, and the parties shall negotiate in good faith for 30 days to resolve such disagreements. Failing such resolution, the Form 8594, the letter of the Company's independent public accountants and this Agreement (together with such other information as the parties mutually agree) will be delivered to PricewaterhouseCoopers LLP (the "Independent Accounting Firm") for its consideration. The Independent Accounting Firm shall have access to Buyer's, the Sellers' and the Sellers' Subsidiaries' records reasonably relating to the Purchased Assets. The Independent Accounting Firm will make a determination of the allocation of the Purchase Price, with respect to the disputed items within thirty (30) days after the items have been referred to it, based upon all such materials and shall deliver a determination of such allocation to Buyer and the Company. The party that does not prevail with respect to the determination of the allocation of the Purchase Price by the Independent Accounting Firm shall pay the fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 6.03. For all Tax purposes, the Buyer and the Sellers (and their respective affiliates) agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the allocations determined for in accordance with this Section 6.03, and that none of them will take any position inconsistent therewith in any Tax Return. In any proceeding related to the determination of any Tax, neither Buyer nor any of the Sellers (nor their respective affiliates) shall contend or represent that such allocation is not a correct allocation, and Buyer and the Company shall promptly notify each other of the commencement and progress of any audit, investigation, or other proceeding by any taxing authority relating to the allocation of the Purchase Price. The allocation of the Purchase Price pursuant to this Section 6.03 and Section 6.05 shall be made solely for Tax purposes and shall not be binding on or be of evidentiary value as to any other Person, including the Company's creditors, for any other reason or purpose.

          6.04 Bulk Sales. Each of the parties hereto waives compliance with any applicable provisions of the Uniform Commercial Code Article 6 (Bulk Sales or Bulk Transfers) or analogous provisions of Law, as adopted in the states in which the Business is conducted as such provisions may apply to the transactions contemplated by this Agreement.

          6.05 Section 338(h)(10) Election. If the Buyer so elects with respect to the purchase of the stock of any one or more of the Purchased Subsidiaries, then, with respect to each such Purchased Subsidiary:

          (a) The Sellers shall: (A) make, or cause to be made, a timely joint election with the Buyer under Section 338(h)(10) of the Code with respect to the purchase of the stock of that Purchased Subsidiary (such joint election under Section 338(h)(10) of the Code being referred to herein as the "Section 338(h)(10) Election"); and (B) make, or cause to be made, any and all similar elections available under any applicable foreign, state or local law with respect to the purchase of the stock of that Purchased Subsidiary (such similar elections available under any applicable foreign, state or local law being collectively referred to herein as the "Section 338(h)(10) Subelections").

          (b) As requested from time to time by the Buyer (whether before, at or after the Closing), the Sellers shall assist the Buyer in, and shall provide the necessary information to the Buyer in connection with, the Buyer's preparation of IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases ("Form 8023"), and any comparable or related forms required under any applicable foreign, state or local law, and the required schedules or statements thereto (collectively, the "Section 338 Election Forms"), relating to the Section 338(h)(10) Election, any Section 338(h)(10) Subelection and any similar elections under Section 338(g) of the Code (collectively, the "Section 338 Elections") and the information required to be filed with any tax authority as a result of the Section 338 Elections.

          (c) If the Buyer has made an election contemplated in this Section 6.05, the Sellers and their Subsidiaries will: (A) treat the Section 338 Elections as valid; (B) not take any action inconsistent with the Section 338 Elections; and (C) file, or cause to be filed, all Tax Returns in a manner consistent with the Section 338 Elections (including attaching such Section 338 Election Forms and the schedules related thereto to the appropriate Tax Returns in the manner prescribed by applicable regulations or other applicable law).

          (d) The Buyer and Sellers agree that the consideration paid for the stock of a Purchased Subsidiary for which Section 338 Elections are made shall be allocated among the Purchased Subsidiary's assets in accordance with the principles of Code Section 338 and the regulations thereunder (the "Allocation"). The Buyer and Sellers shall utilize the Allocation of consideration described in this Section 6.05 in the preparation of all Tax Returns or forms and for all other Tax purposes, including the preparation of Form 8023. The Buyer shall determine the Allocation and prepare a completed set of Forms 8023 (and any comparable forms required to be filed under state Tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code. The Buyer shall deliver such forms to the Sellers for review no later than forty
(40) days prior to the date such forms are required to be filed. Unless, within ten (10) day of receipt of such forms, the Sellers disagree in writing with such forms and/or Allocation, the amount so allocated to each asset by the Buyer shall constitute the agreed upon Allocation. In the event the Sellers object to the forms and/or Allocation in the manner prescribed in the previous sentence, the parties shall endeavor within the next fifteen (15) days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said fifteen (15) day period, the Buyer and Sellers shall submit such dispute to the Independent Accounting Firm for its consideration. The Independent

Accounting Firm shall have access to the Buyer's, the Sellers', the Sellers' Subsidiaries' records reasonably related to the Allocation. The Independent Accounting Firm will make a determination of the Allocation with respect to the disputed items, within fifteen (15) days after the items have been referred to it, based on all such material and shall deliver a determination of the Allocation to Buyer and the Company within such fifteen (15) day period. Each party shall bear its own costs associated with this process and shall share equally the fees and expenses of the Independent Accounting Firm. The resulting preparation of the Section 338(h)(10) Election forms shall be conclusive and binding upon the parties.

                                  ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligation of Buyer hereunder to consummate the transactions contemplated hereby is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent (on behalf of itself and Sub) in its sole discretion):

          7.01 Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein), though made on and as of the Closing Date, other than such representations and warranties that are made as of another date, which representations and warranties shall be true and correct as of such date, except where the failure of the representations and warranties described in this
Section 7.01 to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

          7.02 Performance. The Company shall have performed and complied with, in all material respects, the covenants required by Article IV of this Agreement to be performed or complied with by the Company at or before the Closing. The Company shall have performed and complied with the covenants required by this Agreement (other than those covenants contained in Article IV) to be performed or complied with by the Company at or before the Closing (without giving effect to any material or Material Adverse Effect qualifiers set forth therein), except where the failure to perform and comply with such covenants would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

          7.03 Closing Certificates. The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, and executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company or other duly authorized person performing such function, to the effect of Sections
7.01 and 7.02, dated as of the Closing Date.

          7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law (that has not been withdrawn or terminated) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

          7.05 Consents and Approvals.

          (a) All consents, approvals and actions of, filings with and notices to any Governmental Authority set forth on Schedule 7.05 of the Company's Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect, all terminations or expirations of waiting periods imposed by any Governmental Authority with respect thereto, including under the HSR Act, shall have occurred, in each case without limitation, condition or restriction that would materially adversely affect the ability of Parent or Sub to own, control or operate, through the Company or Sub, as applicable, the Business purchased or to be purchased.

          (b) The Company and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties whose authorization, waiver or consent is set forth in Schedule 7.05(b) of the Company's Disclosure Schedule or that is required to (i) assign the Assumed Contracts to Buyer or (ii) otherwise enable Buyer and the Company to enter into this Agreement and to consummate any of the transactions contemplated hereby, in each case except where the failure to obtain such authorization, waiver or consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.06 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order (which shall have become a Final Order) and provided such other relief as may be necessary or appropriate to allow the consummation of the transactions contemplated by this Agreement.

          7.07 Material Adverse Effect. Since August 24, 2003, there shall not have occurred any Material Adverse Effect on the Company.


          7.08 Labor Contracts. The Labor Agreement shall be in effect.

          7.09 Intercompany Obligations. All intercompany Liabilities between the Company and Parras Cone shall have been paid or otherwise discharged in full without deduction or compromise.

          7.10 Parkdale Assumption Order. The Bankruptcy Court shall have entered the Parkdale Assumption Order.

          Notwithstanding the foregoing, Parent's and Sub's obligations to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by Parent or Sub of its material obligations under this Agreement with respect to the transactions contemplated hereby.

                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

          The obligation of the Sellers hereunder to consummate the transactions contemplated hereby is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

          8.01 Representations and Warranties. The representations and warranties of the Parent or Sub contained in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein), as though made on and as of the Closing Date, other than such representations and warranties that are made as of another date, which representations and warranties shall be true and correct as of such date, except where failure of the representations and warranties described in this
Section 8.01 to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Buyer.

          8.02 Performance. Parent and Sub shall have performed and complied with, in all material respects, the covenants required by Article IV of this Agreement to be so performed or complied with by Parent or Sub at or before the Closing. Parent and Sub shall have performed and complied with the covenants required by this Agreement (other than those covenants contained in Article IV) to be so performed or complied with by Parent or Sub at or before the Closing (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein), except where the failure to perform and comply with the such covenant would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Buyer.

          8.03 Closing Certificates. Parent shall have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, to the effect of Sections 8.01 and 8.02, dated as of the Closing Date.

          8.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law (that has not been withdrawn or terminated) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

          8.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Authority set forth on
Schedule 7.04 of the Company's Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect and all terminations or expirations of waiting periods imposed by any Governmental Authority with respect thereto, including under the HSR Act, shall have occurred.

          8.06 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order (which shall have become a Final Order).

          8.07 DIP Facility. The Company shall be released of all Liabilities relating to the DIP Facility and all Liens arising thereunder to the extent affecting the Excluded Assets.

          8.08 GECC Securitization Facility. The Company shall be released of all Liabilities relating to the GECC Securitization Facility and all Liens arising thereunder to the extent affecting the Excluded Assets.

          Notwithstanding the foregoing, the Sellers' obligations to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, direct or indirect, of any breach by the Sellers of their material obligations under this Agreement, the Procedures Order or the Sale Order with respect to the transactions contemplated hereby. In the event that the Closing hereunder does not occur for any reason other than the intentional breach of this Agreement by the Company, the only remedy available to Buyer, in addition to the payment contemplated by
Section 9.02(b) if required by the express terms thereof, will be to seek an Order for a mandatory injunction from the Bankruptcy Court compelling the Closing to occur and in no circumstances except an intentional breach of this Agreement will the Company or any other Person have any liability or obligation for monetary damages arising therefrom.

                                   ARTICLE IX
                                   TERMINATION

          9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

          (a) By mutual written agreement of the Buyer and the Company;

          (b) By the Company or Buyer upon notification to the non-terminating party by the terminating party:

               (i) at any time after February 27, 2004, if the Closing has not been consummated on or prior to such date and such failure is not caused by a breach of this Agreement by the terminating party; provided, however, that such date may be extended by either party to March 15, 2004 by written notice delivered to the other party no later than February 27, 2004 if there shall remain any EBITDA Dispute that has not been resolved as of February 27, 2004;

               (ii) if there has been (A) a breach of any representation, warranty or covenant (other than any covenant contained in Article IV) (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) on the part of the non-terminating party, which breach would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (B) a material breach of any covenant contained in Article IV on the part of the non-terminating party and, in the case of clause (A) or (B), such breach is not curable or, if curable, has not been cured within 20 Business Days following receipt by the non-terminating party of notice of such breach from the terminating party;

               (iii) if (A) any court of competent jurisdiction (other than the Bankruptcy Court) or other competent Governmental Authority (other than the Bankruptcy Court) has issued an Order which has become final and nonappealable or (B) any Law (other than the Bankruptcy Code) is in effect, in either case restricting or restraining in a material manner or enjoining or otherwise prohibiting or making illegal the effectuation of the transactions contemplated by this Agreement;

               (iv) if the Bankruptcy Court has issued an Order which has become final and nonappealable restricting or restraining in a material manner or enjoining or otherwise prohibiting or making illegal the effectuation of any of the transactions contemplated by this Agreement; or

               (v) (A) if the Company shall not have accepted this Agreement as the highest or best offer for any or all of the Purchased Assets and the Company submits an Alternative Transaction to the Bankruptcy Court, or (B) if the Company shall not have accepted this Agreement as the highest or best offer for any or all of the Purchased Assets and the Bankruptcy Court approves an Alternative Transaction;

          (c) By Buyer no later than November 10, 2003, if the Bankruptcy Court has not entered the Procedure Order by November 7, 2003;

          (d) By Buyer, no later than November 10, 2003, if the Bankruptcy Court has not approved the Critical Vendor Amount by November 7, 2003;

          (e) By Buyer, no later than December 9, 2003, if the Bankruptcy Court has not approved the DIP Facility by December 1, 2003; provided, however, that prior to effecting such termination, Buyer shall afford the Company a reasonable opportunity to demonstrate, on or prior to December 1, 2003, that, as of such time, (i) the Business has sufficient liquidity, and (ii) the inability of the Company to obtain such financing has not and would not reasonably be expected to impair the ability of the Business, to continue its operations as a going concern in the ordinary course of business until the anticipated Closing Date; provided, further, that such demonstration shall not restrict Buyer's ability to thereafter terminate this Agreement pursuant to this Section 9.01(e) in its sole discretion;

          (f) By Buyer, no later than February 13, 2004, if the Bankruptcy Court has not entered the Sale Order by February 10, 2004; or

          (g) By the Company, pursuant to Section 4.06(d).

          (h) By the Buyer, in the event that the EBITDA Excess is more than $2,300,000 (including the Basket Amount); provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.01(h) if the Company shall agree that the increase to the Purchase Price by reason of the EBITDA Excess shall equal and not exceed $2,000,000.

          (i) By the Company, in the event that the EBITDA Deficiency is more than $2,300,000 (including the Basket Amount); provided, however, that Company may not terminate this Agreement pursuant to this Section 9.01(i) if the Buyer shall agree that the decrease to the Purchase Price by reason of the EBITDA Deficiency shall equal and not exceed $2,000,000.

          9.02 Effect of Termination.

          (a) If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or its respective Representatives or Affiliates), except that Sections 12.03, 12.04, 12.05, 12.10,
12.11 and the provisions of this Article IX will continue to apply following any such termination. Nothing contained in this Agreement will relieve any party from any Liability for any willful breach prior to such termination of such party's representations, warranties, covenants or agreements set forth in this Agreement. The termination of this Agreement will not affect the Confidentiality Agreement, which will continue in full force and effect.

          (b) If the Procedure Order has been entered and this Agreement is terminated by either party pursuant to Section 9.01(b)(v) or by Buyer pursuant to Section 9.01(b)(ii), the Company shall pay to Buyer in immediately available funds the Termination Fee and Expense Reimbursement upon the closing of an Alternative Transaction; provided, however, that the Expense Reimbursement but not the Termination Fee shall be payable promptly following such termination pursuant to Section 9.01(b)(ii) (even if no Alternative Transaction occurs). If the Procedure Order has been entered and this Agreement is terminated by Buyer pursuant to Section 9.01(e), 9.01(f), 9.01(g) or 9.01(i) the Company shall promptly pay to Buyer in immediately available funds the Expense Reimbursement. The Termination Fee and Expense Reimbursement, as the case may be, shall be paid as an administrative expense of the Company with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and payable out of the Company's cash or other collateral securing the Company's obligations to its senior secured lenders (prior to any recovery by such lenders) pursuant to Section 364(c)(1) of the Bankruptcy Code. The Company hereby acknowledges that the Termination Fee and Expense Reimbursement, as the case may be, shall survive termination of this Agreement and the Company shall obtain the senior secured lenders' consent to the priority of such Termination Fee and Expense Reimbursement on or prior to the date of entry of the Procedure Order. Any such fee paid or payable as aforesaid is in the nature of liquidated damages and shall constitute the sole and exclusive remedy of the Buyer in the event of a termination hereunder.

                                   ARTICLE X
                          SURVIVAL AND INDEMNIFICATION

          10.01 Survival. No representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement (other than covenants which contemplate performance following the Closing) shall survive beyond the Closing.

          10.02 Directors, Officers and Affiliates. Except in the case of fraud, the Buyer agrees that none of the officers, directors and Affiliates of the Company or any of its Subsidiaries as of the Closing shall have any Liability or responsibility to the Buyer (and the Buyer unconditionally releases such offers, directors and Affiliates from) any and all Losses:

          (a) Arising out of, or relating to the organization, management, operation or conduct of the businesses of the Company or any of its Subsidiaries relating to any matter, occurrence, action or activity prior to the Closing;

          (b) Relating to this Agreement and the transactions contemplated hereby;

          (c) Arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement of the Company contained in this Agreement, the Company's Disclosure Schedule hereto or in any certificate contemplated hereby and delivered by the Company in connection herewith; or

          (d) Relating to any information (whether written or oral), documents or materials furnished by the Company.

                                   ARTICLE XI
                                   DEFINITIONS

          11.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

          "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental Authority investigation.

          "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition and the definition of "Subsidiary," control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

          "Agreement" means this Asset Purchase Agreement, the Exhibits and applicable Annexes hereto, the Company's Disclosure Schedule and the certificates delivered pursuant hereto, as the same may be amended from time to time.

          "Allocation" has the meaning ascribed to it in Section 6.05(d).

          "Alternative Transaction" means a transaction or series of related transactions pursuant to which the Company accepts a Qualified Bid, other than that of Buyer, as the highest or best offer.

          "Antitrust Authority" has the meaning ascribed to it in Section
5.03(c).

          "Assignment and Assumption Agreement" shall have the meaning ascribed to it in Section 1.02.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, wherever situated and by whomever possessed), including the goodwill related thereto, operated, owned or leased by such Person.

          "Assumed Contracts" means the Contracts listed on Exhibit A.

          "Assumed Liabilities" means all Liabilities under the Assumed Contracts, including all Cure Costs, and all Liabilities set forth on Schedule 1.02.

          "Auction" means the auction that the Sellers will conduct at the time and place set forth in the Procedure Order in the event that the Sellers receive one or more Qualified Bids in addition to Buyer's Qualified Bid under this Agreement.

          "Audited Financial Statements" has the meaning ascribed to it in
Section 2.07(b).

          "Bankruptcy Code" has the meaning ascribed to it in the forepart of this Agreement.

          "Bankruptcy Court" has the meaning ascribed to it in the forepart of this Agreement.

          "Basket Amount" has the meaning ascribed to it in Section 1.04(c).

          "Benefit Plans" has the meaning ascribed to it in Section 2.10(a).

          "Bill of Sale" means a customary bill of sale in form and substance reasonably acceptable to Buyer and Seller, to be executed by the Sellers at the Closing Date.

          "Books and Records" means books of account, minute books, stock record books and other similar business records.

          "Business" means the production of denim fabrics and decorative wide jacquard fabrics and the commission printing and finishing of home furnishing fabrics, as it is conducted by the Company on the date hereof, excluding the operation of the Excluded Assets.

          "Business Day" means a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or Greensboro, North Carolina are required or authorized to close by law or executive order.

          "Buyer" has the meaning ascribed to it in the forepart of this Agreement.

          "Cash Collateral Reduction Amount" has the meaning ascribed to it in
Section 4.12.

          "CERCLA" has the meaning ascribed to it in Section 2.12(a).

          "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System.

          "Chapter 11 Cases" has the meaning ascribed to it in the forepart of this Agreement.

          "Charter Documents" means, as to any Person, such Person's certificate or articles of incorporation, memorandum and articles of association, by-laws, limited liability company operating agreement, and other comparable constituent, charter or organizational documents, as applicable in such Person's jurisdiction of formation.

          "Claims" means any claim against any Seller, as "claim" is defined in Bankruptcy Code Section 101(5).

          "Closing" has the meaning ascribed to it in Section 1.05(a).

          "Closing Date" has the meaning ascribed to it in Section 1.05(a).

          "Closing EBITDA Amount" has the meaning ascribed to it in Section 1.04(c).

          "COBRA" means the provisions of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning ascribed to it in the forepart of this Agreement.

          "Company's Disclosure Schedule" has the meaning ascribed to it in the preamble to Article II.

          "Company SEC Reports" means all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC from January 1, 2001 through the date hereof.

          "Confidentiality Agreement" means the agreement entered into between Parent and the Company regarding certain confidential information to be provided to Parent by or on behalf of the Company in connection with the transactions contemplated hereby.

          "Confidentiality Regulation" has the meaning ascribed to it in Section 4.04(e).

          "Consolidated EBITDA" means, with respect to the Company, the Seller Subsidiaries and 50% of Parras Cone for the period beginning on August 25, 2003 and ending on December 28, 2003 with respect to the Company and the Seller Subsidiaries and December 31, 2003 with respect to Parras Cone (the "EBITDA Period"), the sum of, without duplication, (i) consolidated net income, (ii) taxes on income, (iii) net consolidated interest expense, (iv) fees associated with the GECC Securitization Facility, (v) non-ordinary course professional fees, (vi) amortization, (vii) depreciation, and excluding (without duplication) any and all of the following to the extent deducted or included in determining such net income: (a) charges associated with employee termination related to the Sellers' downsizing plans, (b) non-cash charges resulting from FASB No. 88 Adjustments, FASB No. 106 Adjustments, FASB No. 112 Adjustments, FASB No. 121 Adjustments and FASB No. 144 Adjustments; (c) non-cash reserve reversals associated with vacation pay valuation accounts or excess employee bonus accruals; (d) non-cash charges or income associated with LIFO to FIFO inventory valuation; (e) gain or loss arising from the sale of any capital assets; (f) gain or loss arising from any write-up or write-down in the book value of any asset because of the pending transaction or the application of "fresh start" accounting; (g) equity in earnings or losses of any Person in which the Company and the Seller Subsidiaries has an ownership interest of 50% or less; (h) gain arising from the forgiveness of debt; (i) gain or loss arising from extraordinary items, as determined in accordance with GAAP; and (j) other non-cash restructuring charges, all determined on a consolidated basis in accordance with GAAP.

          "Contingent Obligations" means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates;
(iv) any agreement, contract or transaction involving commodity options or futures contracts; (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or
(vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.

          "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, commitment or instrument (whether written or oral).

          "CRO" has the meaning ascribed to it in Section 4.02(q).

          "Critical Vendor Amount" has the meaning ascribed to it in Section
5.07.

          "Cure Costs" means all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts.

          "DIP Facility" has the meaning ascribed to it in Section 5.08.

          "Disagreement Notice" has the meaning ascribed to it in Section
1.04(c).

          "EBITDA Adjustment Amount" has the meaning ascribed to it in Section 1.04(c).

          "EBITDA Certificate" has the meaning ascribed to it in Section
1.04(c).

          "EBITDA Deficiency" has the meaning ascribed to it in Section 1.04(c).

          "EBITDA Dispute" has the meaning ascribed to it in Section 1.04(c).

          "EBITDA Excess" has the meaning ascribed to it in Section 1.04(c).

          "Employee" means each employee, officer or consultant of the Company or any of its Subsidiaries.

          "Environmental Law" means any Law or judicial or administrative order or decree relating to (i) the control of any pollutant or contaminant, or protection of the air, water, land or human health or safety with respect thereto, (ii) solid, gaseous or liquid material and waste generation, handling, treatment, storage, disposal, or transportation, and (iii) Hazardous Substances. "Environmental Laws" shall include, without limitation, the provisions of the Comprehensive Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Emergency Planning and Community Right-to-Know Act.

          "Equity Offerees" shall mean the Company's secured creditors.

          "Equity Rights" has the meaning ascribed to it in Section 4.10.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) of which the Company is or has been a member, or any Person that, together with the Company, is or has been under common control pursuant to Section 4001 of ERISA.

          "Estates" has the meaning ascribed to it in the forepart of this Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" means the following Assets and Properties of the Company and its Subsidiaries:

               (i) the rights of the Sellers in, to and under all Contracts that are not Assumed Contracts;

               (ii) all preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action except for rights against customers, parties to contracts and other similar ordinary course of business claims relating exclusively to the conduct of the Business and not specified or arising under the Bankruptcy Code;

               (iii) the Sellers' rights under this Agreement;

               (iv) any Purchased Asset excluded from purchase pursuant to
          Section 1.01(b);

               (v) all capital stock of the Sellers;

               (vi) all claims of the Sellers against its officers, directors and shareholders, and all related insurance claims;

               (vii) the Books and Records relating exclusively to the Excluded Assets and Excluded Liabilities (the "Retained Information"), and copies of any Books and Records relating to the Company's and its Subsidiaries' Tax returns and financial statements, except to the extent they relate to any tax item pertaining to any Purchased Subsidiary or any asset or liability of any Purchased Subsidiary;

               (viii) the rights of the Sellers to any credits, refunds, rebates or abatements of any Taxes;

               (ix) all of the rights and claims of the Sellers for avoidance actions available to the Sellers under the Bankruptcy Code as set forth in Sections 544 through 551 and any related provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing;

               (x) subject to Section 5.04, any insurance proceeds and any return of premiums under insurance policies of the Sellers with respect to claims or actions relating to or arising in connection with the Business or the Assets and Properties in respect of any period prior to the Closing;

               (xi) the Assets and Properties listed on Exhibit B; and

               (xii) the Assets, whether held in Trust or otherwise, relating to any "employee benefit plan" (as defined in Section 3(3) of ERISA or any other employee benefit plan, practice policy, agreement or arrangement maintained by the Company, or ERISA Affiliate, any of its Subsidiaries or any Affiliate of the Company whether or not relating to employees associated with the Purchased Assets

          "Excluded Liabilities" has the meaning ascribed to it in Section 1.03. Without limiting the generality of the definition of "Excluded Liabilities" in
Section 1.03, the Excluded Liabilities include the following liabilities and obligations:

               (i) except for the Assumed Liabilities, all Liabilities relating to or arising from the ownership or operation of the Purchased Assets prior to the Closing, including Contingent Obligations;

               (ii) all Liabilities relating to or arising from the Company's Class A Preferred Stock, $100.00 par value per share;

               (iii) except for the Assumed Liabilities, all Liabilities of the Sellers for Taxes due or which become due with respect to all tax years or portions thereof ending on or before the Closing (including as an Excluded Liability for this purpose any Taxes resulting from events or activities which actually occur on or before the Closing, but are deemed under applicable Tax law to occur at some point in time after the Closing);

               (iv) except for Liabilities for principal, interest and fees relating to the GECC Securitization Facility or the DIP Facility, all Liabilities of the Sellers with respect to any indebtedness for borrowed money;

               (v) any Liabilities or obligations of the Company under any Contract that is not an Assumed Contract;

               (vi) except for the Assumed Liabilities, any Liabilities, obligations or responsibilities whatsoever relating to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any other employee benefit plan, practice, policy, agreement or arrangement maintained by the Company, any ERISA Affiliate, any Subsidiary or any Affiliate of the Company whether or not relating to employees associated with the Purchased Assets, including any multiemployer plan, maintained by or contributed to by the Company or any ERISA Affiliate, or as to which the Company, any Subsidiary, ERISA Affiliate or Affiliate of the Company is or has been obligated to contribute to, at any time, including any such Liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA, (ii) relating to a multiemployer plan, or (iii) with respect to any noncompliance with ERISA or any other applicable laws;

               (vii) except for the Assumed Liabilities, all Liabilities with respect to any individuals (including their respective spouses and descendants) at any time employed by the Company or its Affiliates in connection with the operation or ownership of the Business or the Purchased Assets, whether known or unknown, fixed or contingent, which arise out of events occurring prior to employment of any of such Persons, if at all, by Buyer, including all Liabilities for medical insurances, life insurances, severance, worker's compensation and retirement benefits;

               (viii) except for Liabilities under the Labor Agreement and any Assumed Contract, all Liabilities of the Sellers under any collective bargaining agreement, agreement with any labor union, employment agreement or severance agreement;

               (ix) all Liabilities of the Sellers relating to any environmental, health or safety matter (including any Liability arising under any Environmental Law) (i) relating to any property or assets other than the Purchased Assets, (ii) resulting from the transport, disposal or treatment of any Hazardous Substances by the Company in connection with the Business prior to the Closing Date to or at any location other than the Real Property, or (iii) relating to any Liability or claim for personal injury resulting from exposure to Hazardous Substances or otherwise, where such exposure or other event or occurrence occurred prior to the Closing Date;

               (x) all Liabilities for damages to Persons or property arising out of alleged defects in products of the Business sold by the Sellers, or arising under warranties issued by the Sellers;

               (xi) all Liabilities to repair or replace, or to refund the sales price (plus commercially reasonable related expenses) of, products manufactured and sold or delivered by the Business prior to the Petition Date that any customer claims to be defective;

               (xii) all Liabilities for Professional Costs; and

               (xiii) all Liabilities of the Sellers (or any predecessor owner of all or part of the business or assets) with respect to the Excluded Assets and all other Liabilities other than the Assumed Liabilities of whatever nature whether presently in existence or hereafter arising including any claim, action, suit or proceeding pending against, or judgment against, the Sellers or the Purchased Assets as of the Closing Date.

          "Expense Reimbursement" means all of the reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, fees of other professionals and the HSR Act filing fee, incurred after September 1, 2003 by Buyer or its Affiliates for or in connection with the negotiation, documentation and implementation of this Agreement and the transactions contemplated hereby and participation in the Chapter 11 Cases, in an amount not to exceed $750,000.

          "Form 8023" has the meaning ascribed to it in Section 6.05(b).

          "Final Order" means an order issued and entered by the Bankruptcy Court or by any other court of competent jurisdiction which has not been reversed, stayed, modified, or amended and as to which (i) the time to appeal or petition for review, rehearing or certiorari has expired and no appeal or petition for review, rehearing or certiorari has been timely filed, or (ii) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can been taken or granted.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "GECC Securitization Facility" means the Receivables Transfer Agreement, dated as of September 1, 1999 (as amended from time to time), by and among Cone Receivables II LLC, Redwood Receivables Corporation, the Company and General Electric Capital Corporation.

          "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          "Hazardous Substance" means any substance or waste that (i) is regulated by or for which liability can be imposed under any Environmental Law, or is defined, listed or identified as a "regulated waste", "solid waste", "hazardous waste", "hazardous substance", "hazardous material", "hazardous constituent", "restricted hazardous material", "extremely hazardous substance",

"toxic substance", "contaminant", "petroleum product," "pollutant", "toxic pollutant" or words of similar meaning and regulatory effect thereunder; (ii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority under any Environmental Law; or (iii) is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes.

          "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder, as amended.

          "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          "Independent Accounting Firm" has the meaning ascribed thereto to it in Section 6.03.

          "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, and associated goodwill, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "Interim Financial Statements" has the meaning ascribed to it in
Section 2.07(b).

          "Inventory" means all of the Company's inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related to the Business located on, held at or in transit from or to, the locations at which the Business is conducted, or located at the premises of any customer of the Business (on consignment or otherwise), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of such inventories.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge" and "Known" mean, with respect to (i) the Company, the actual knowledge as to any such matter of any of the Persons listed in Exhibit D (or any successor with similar authority and responsibilities), (ii) Parent or Sub, the actual knowledge as to any such matter of any of the Persons listed on Exhibit E, and (iii) the actual knowledge that a prudent business person in such position would reasonably be expected to have in light of such Person's title and responsibilities, and after reasonable inquiry of subordinates.

          "Labor Agreement" means either (a) the Agreement between Cone Mills Corporation White Oak Plant and Amalgamated Clothing and Textile Workers Union (AFL-CIO, CLC) (the "Union"), July 1, 1994-June 30, 1997, as amended by

Memorandum of Agreement concluded on June 15, 2000, Memorandum of Agreement agreed upon on November 30, 2000 and letter, dated October 8, 2003, or (b) an agreement to be entered into between Buyer and the Union, effective as of the Closing Date, having terms and conditions substantially similar to the agreement referred to in clause (a).

          "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

          "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "Losses" means any and all any judgments, costs, damages, losses, Liabilities, claims, actions, demands or expenses (including costs of investigation and defense and reasonable attorneys' fees).

          "Material Adverse Effect" means (a) with respect to the Company (other than the Excluded Assets and Excluded Liabilities), any (i) material adverse change in the condition of the Purchased Assets, or (ii) material adverse effect on the business, major customers, prospects or financial condition of the Company and its subsidiaries taken as a whole, or (b) with respect to the Buyer, any material adverse effect on the business, major customers, prospects or financial condition of Parent and its subsidiaries (but not including the Company) taken as a whole; provided, however, that the filing of the Chapter 11 Cases and any adverse change resulting directly therefrom shall not constitute a Material Adverse Effect. Material Adverse Effect shall not include (i) changes or effects resulting from the transactions contemplated by this Agreement, the announcement thereof or any actions by the Company with regard to, including any failure to pay, Excluded Liabilities and (ii) changes in U.S. or Mexican securities market conditions.

          "Material Contracts" has the meaning ascribed to it in Section
2.18(a).

          "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right, swap, hedge, derivative or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of, or any membership interest, ownership interest or other equity interest in, such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of, or any membership interest, ownership interest or other equity interest in, such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of, or any membership interest, ownership interest or other equity interest in, such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors, managers or officers of such Person or the manner in which any shares of capital stock of such Person are voted or that reduces the risk of ownership of any security of any such Person or, in the case such Person is a limited liability company, to act as, or enjoy the rights of, a member of such Person.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

          "Original Agreement" has the meaning ascribed to it in the forepart of this Agreement.

          "Parent" means the company specified on the signature page.

          "Parkdale Assumption Order" means an Order of the Bankruptcy Court approving the assumption of the Parkdale Contract by the Buyer on substantially similar terms to those set forth on Exhibit I hereto.

          "Parkdale Contract" means the Yarn Purchase Agreement, dated as of January 1, 1999, as amended, among Parkdale Mills Incorporated, Magnolia Manufacturing Co. Inc. and the Company.

          "Parras Cone" means Parras Cone de Mexico S.A. de C.V., a Mexican corporation 50% owned by the Company's Mexican Subsidiary, Cone Mills (Mexico), S.A. de C.V.

          "PBGC Event" has the meaning ascribed to it in Section 2.10(b).

          "Permitted Lien" means (a) Liens for Taxes and assessments not yet payable, (b) inchoate mechanics' Liens for work in progress, (c) materialmen's, mechanics', carriers', workmen's and repairmen's Liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings, (d) (i) easements, rights-of-way, servitudes, permits, licenses, ground leases to utilities, municipal agreements, railway siding agreements and other rights, all as reflected in the official records of the jurisdictions where the Real Property is located, (ii) conditions, covenants or other restrictions reflected in the official records of the jurisdictions where the Real Property is located, and
(iii) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property, all as reflected in the official records of the jurisdictions where the Real Property is located and that, with respect to clauses (a), (b) and (c) above and this clause (d), individually or in the aggregate, do not or would not reasonably be expected to materially and adversely affect the current use or value of the Real Property subject thereto, individually or in the aggregate, or the operation of the Business as it is currently conducted and (e) Liens related to purchase money security interests entered into in the ordinary course of business to the extent constituting an Assumed Contract.

          "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

          "Personal Property Leases" means all of the Company's leases and subleases of Tangible Personal Property.

          "Petition Date" has the meaning ascribed to it in the forepart of this Agreement.

          "Procedure Order" means the order of the Bankruptcy Court pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code (a) authorizing and scheduling the Auction; (b) approving procedures for the submission of Qualified Bids; (c) in the case of any subsequent Qualified Bids, approving incremental bidding protections of at least $500,000; (d) approving the Termination Fee and Expense Reimbursement; (e) scheduling a hearing to consider approval of such sale; and (f) approving the form and manner of notice of the Auction procedures and sale hearing, which order shall be submitted to the Bankruptcy Court in substantially the form attached as Exhibit C with such changes as Buyer may agree in its reasonable discretion; provided, however, that any change from the Procedure Order set forth in Exhibit C shall be subject to Buyer's sole and absolute discretion, except that immaterial changes in language or verbiage which do not affect, limit or impair the economic or legal rights, benefits or protections sought thereby will be subject to Buyer's reasonable discretion.

          "Professional Costs" means any professional fees and expenses incurred by the Company or any of its Subsidiaries and any official committee appointed in the Chapter 11 Cases, including investment banking fees and expenses, fees and expenses of any Chief Restructuring Officer (or similar restructuring professional, collectively the "Estate Professionals") and professional fees and expenses of counsel and financial advisors to secured creditors payable by the Sellers (sometimes referred to as the "adequate protection costs"), in each case, (x) for the period from September 1, 2003 to the Petition Date and (y) in the case of the professional fees and expenses of counsel and financial advisors to secured creditors (the "Creditor Professionals"), payable by the Sellers after the Petition Date pursuant to one or more Orders of the Bankruptcy Court providing for the use of cash collateral and (z) in the case of the Estate Professionals, from and after the Petition Date.

          "Professional Costs Adjustment" has the meaning ascribed to it in
Section 1.04(b).

          "Professional Costs Incurred Amount" means the aggregate amount of all Professional Costs incurred but not paid by the Company or any of its Subsidiaries as of the Closing Date (as estimated by the Company in good faith as of the Closing Date).

          "Professional Costs Paid Amount" means the aggregate amount of all Professional Costs paid by the Company or any of its Subsidiaries on or prior to the Closing Date.

          "Projected EBITDA Amount" means, with respect to the Company, the Seller Subsidiaries and 50% of Parras Cone, the projected Consolidated EBITDA for the period beginning on August 25, 2003 and ending on (x) the month end preceding the Closing Date or (y) if the Closing Date is on or prior to the 15th day of any month, the month end of the second immediately preceding month, as set forth on Annex H hereto.

          "Purchase Price" has the meaning ascribed to it in Section 1.04.

          "Purchased Assets" means all of the Sellers' right, title and interest in and to all their Assets and Properties, other than the Excluded Assets, as such Assets and Properties exist on the Closing Date, including the following Assets and Properties:

               (i) the Assets and Properties of the Sellers described on
          Schedule 1.01 of the Company's Disclosure Schedule;

               (ii) the Purchased Equity Interests;

               (iii) the Real Property;

               (iv) the Real Property Leases;

               (v) the Assumed Contracts;

               (vi) the Inventory;

               (vii) accounts receivable (other than accounts receivable sold pursuant to the GECC Securitization Facility);

               (viii) cash, cash equivalents, deposits and accounts, other than the Purchase Price and any Excluded Assets;

               (ix) Tangible Personal Property;

               (x) Personal Property Leases; but, in the case of such leases to which the Company is a party, only to the extent that such leases and subleases are Assumed Contracts;

               (xi) prepayments and prepaid expenses;

               (xii) subject to the rights of third party licensees pursuant to licenses under which any Seller is licensor, all of the Sellers' Intellectual Property (including goodwill therein) and related rights relating to the Business, including all rights in and to the tradenames, trademarks, copyrights and other Intellectual Property rights of the Sellers;

               (xiii) to the extent their transfer is permitted under applicable Laws, all of the Sellers' licenses (including applications therefor), but, in the case of such licenses held by the Sellers, only to the extent that such license is an Assumed Contract; and

               (xiv) to the extent their transfer is permitted under applicable Laws, all of Sellers' rights under any confidentiality agreement relating to the sale of the Business.

          "Purchased Subsidiary" means any Subsidiary of the Sellers, the Subsidiary Equity Interests of which are being purchased by Buyer.

          "Purchased Equity Interests" means, the direct or indirect, equity interests held by any Seller in any other Person, including any such interest related to the GECC Securitization Facility.

          "Qualified Bid" shall have the meaning set forth in the Procedure
Order.

          "Real Property" means all of the Company's real property and appurtenant rights thereto, together with all buildings, fixtures and other improvements thereon. Attached hereto as Annex A is a schedule of all Real Property that constitutes Purchased Assets.

          "Real Property Leases" means the Company's leases and subleases of Real Property, but, in the case of such leases to which the Company is a party, only to the extent that such leases and subleases are Assumed Contracts, in each case together with any options to purchase the underlying property and leasehold improvements thereon and any other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases. Attached hereto as Annex B is a schedule of all Real Property Leases that constitute Purchase Assets.

          "Regulation" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

          "Representatives" means, with respect to any Person, such Person and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

          "Restricted Persons" has the meaning ascribed to it in Section
4.04(b).

          "Sale Hearing Date" means the date set by the Bankruptcy Court to approve the transaction contemplated by this Agreement.

          "Sale Order" means the order of the Bankruptcy Court to be entered pursuant to, among others, Sections 105, 363 and 365 of the Bankruptcy Code approving the conveyance of the Purchased Assets on the terms and conditions set forth in this Agreement to Buyer, and (a) containing findings that, among other things, (i) Buyer has acted in "good faith" within the meaning of Section 363(m) of the Bankruptcy Code and is thereby entitled to the protection afforded good faith, arm's-length purchasers, (ii) the Purchase Price is fair and reasonable,
(iii) this Agreement was negotiated at arm's-length, (iv) the Company's entry into the Agreement represents a sound exercise of the Company's business judgment and is in the best interest of the Company and the Company's Estates and (v) the Company does not have any interest in Buyer or any party affiliated with Buyer; and (b) including the following ordered paragraphs, among others: (i) this Agreement and all of its terms and conditions are approved in all respects, (ii) the Company is authorized and directed to consummate the transactions contemplated by this Agreement, (iii) the sale of the Purchased Assets under this Agreement is free and clear of all Liens (other than Permitted Liens), with such Liens to attach to the sale proceeds, (iv) approving the assumption by the Company and the assignment to Buyer of the Assumed Contracts and the approval of any Cure Costs and Buyer's promise to perform, following the Closing, obligations under the Assumed Contracts in accordance with Section 365(f)(2) of the Bankruptcy Code, (v) except as expressly provided in this Agreement, Buyer does not acquire or assume any of the Company's or any other person's liabilities, including any of the Company's obligations under any employment or collective bargaining agreement and in no event shall be deemed to be a successor in interest to the Company, (vi) the Bankruptcy Court retains jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or breach thereof, (vii) this Agreement and the transactions and instruments contemplated hereby are specifically enforceable against and binding upon the Company's Estates, and (viii) the Company shall be authorized and directed to transfer the trademarks to a special purpose entity formed by the Company consistent with the terms of this Agreement and that pursuant to Section 363(f) of the Bankruptcy Code the transfer of the trademarks to such entity shall be free and clear of all Liens. The Sale Order shall be in form and substance satisfactory to Buyer in its sole and reasonable discretion; provided, however, that any change from the requirements of the Sale Order set forth in this definition of Sale Order shall be subject to Buyer's sole and absolute discretion, except that immaterial changes in language or verbiage which do not affect, limit or impair the economic or legal rights, benefits or protections sought thereby will be subject to Buyer's reasonable discretion.

          "SEC" means the Securities and Exchange Commission.

          "Section 338 Election Forms" has the meaning ascribed to it in Section 6.05(b).

          "Section 338 Elections" has the meaning ascribed to it in Section 6.05(b).

          "Section 338(h)(10) Election" has the meaning ascribed to it in
Section 6.05(a).

          "Section 338(h)(10) Subelections" has the meaning ascribed to it in
Section 6.05(a).

          "Sellers" has the meaning ascribed to it in the forepart of the Agreement.

          "Seller Subsidiaries" has the meaning ascribed to it in the forepart of this Agreement.

          "Straddle Period" has the meaning ascribed to it in Section 6.06(b).

          "Sub" means the company specified on the signature page.

          "Subsidiary" means, as to any specified Person, any other Person that is controlled, directly or indirectly, by such specified Person by reason of the beneficial ownership of equity interests or voting control of such other Person.

          "Subsidiary Equity Interests" has the meaning ascribed to it in
Section 2.04.

          "Surety" means Crumb & Forster, the surety holding the cash collateral drawn on the Workers' Compensation L/C.

          "Tangible Personal Property" means all of the Company's furniture, fixtures, equipment, machinery and other tangible personal property (other than Inventory), located at, or in transit to or from, the locations at which the Business is conducted or located at the premises of any customer of the Business (on consignment or otherwise), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person.

          "Taxes" means any and all taxes, fees, levies, duties, tariffs, import and other similar charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, will include net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, transfer, recording, escheat, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, environmental, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever.

          "Tax Returns" means all returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.

          "Termination Fee" means the amount equal to $1,800,000.

          "Transferred Employee" has the meaning ascribed in Section 4.06(b).

          "Transition Services Agreement" shall mean a transition services agreement in a form reasonably acceptable to Buyer and the Company and entered into between the Company and Buyer at the Closing.

          "Transfer Taxes" has the meaning ascribed to it in Section 6.01.

          "WARN Act" means the Worker Adjustment and Retaining Notification Act.

          "Workers' Compensation L/C" means the letters of credit in an aggregate amount of $1,750,000 outstanding as of the date hereof under the Company's pre-petition credit facility issued to support workers' compensation claims in North Carolina and South Carolina.

          11.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article," "Section," "Annex" or "Exhibit" refer to the specified Article, Section, Annex or Exhibit of or to this Agreement; (v) the phrase "ordinary course of business" refers to the business of the Company and its Subsidiaries in connection with the Company's business; and (vi) the terms "include," "includes" and "including" will be deemed to be followed by the words "without limitation." Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP. Whenever the "Company" is used in this Agreement with reference to a period after the Closing, the term means the Company that is in existence and the successor or successors to the Company, if any.

                                  ARTICLE XII
                                  MISCELLANEOUS

          12.01 Entire Agreement. This Agreement and the Confidentiality Agreement supersede all prior discussions and agreements prior to the date hereof between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

          12.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by internationally recognized courier, to the parties at the following addresses or facsimile numbers:

          If to the Company, to:

          Cone Mills Corporation
          804 Green Valley Road, Suite 300
          Greensboro, North Carolina 27400
          Facsimile No.:  (336) 379-6043
          Attn:  Michael R. D'Appolonia

          with a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison LLP
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Facsimile No.:  (212) 757-3990
          Attn: Andrew N. Rosenberg, Esq. and Kenneth M. Schneider, Esq.

          If to Buyer, to:

          WLR Recovery Fund II L.P.
          c/o WL Ross & Co. LLC
          101 East 52nd Street
          New York, New York 10022
          Facsimile No.:  (212) 317-4891
          Attn:  Wilbur L. Ross

          with a copy to:

          Stroock & Stroock & Lavan LLP
          180 Maiden Lane
          New York, New York 10038
          Facsimile No.:  (212) 806-6006
          Attn:  Lewis Kruger, Esq.

          All such notices, requests and other communications will (i) if delivered by facsimile transmission, be deemed given upon electronic confirmation of receipt and (ii) if delivered personally or by nationally recognized courier, be deemed given upon actual receipt by the Person to receive delivery. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          12.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

          12.04 Public Announcements. At all times at or before the Closing, the parties hereto will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent will not be unreasonably withheld, except to the extent that such disclosure is determined in good faith by the disclosing party to be required by Law or by stock exchange requirements; provided that any such required disclosure will only be made, to the extent consistent with Law, after consultation with the other parties hereto; provided, further, that this Section 12.04 will not apply to any reports, statements, releases or other communications by the Company to the public as required under the Bankruptcy Code or by the Bankruptcy Court in connection with the Chapter 11 Cases.

          12.05 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          12.06 Amendent. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          12.07 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except as expressly set forth herein.

          12.08 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto prior to the Closing without the prior written consent of the other parties hereto and any attempt to do so will be void, except that each of Parent and Sub may assign any or all of its rights (but not delegate any of its obligations) hereunder provided that such assignment shall not release or discharge Parent or Sub of any of their respective Liabilities hereunder. Subject to the preceding sentence, this Agreement is binding on, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          12.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          12.10 Retention of Bankruptcy Court Jurisdiction. The Bankruptcy Court will retain jurisdiction for the purpose of determining any and all controversies and disputes related to or arising under or in connection with, or for purposes of interpreting the provisions of, this Agreement.

          12.11 Governing Law. This Agreement and all claims with respect thereto shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

          12.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

                             THE COMPANY

                             CONE MILLS CORPORATION
                             By: /s/ John L. Bakane
                             Name:    John L. Bakane
                             Title:   Chairman, President & CEO

                             THE SELLER SUBSIDIARIES

                             CIPCO S.C., INC.
                             By: /s/W. Scott Wenhold
                             Name:    W. Scott Wenhold
                             Title: Treasurer

                             CONE FOREIGN TRADING LLC
                             By: /s/Neil W. Koonce
                             Name:    Neil W. Koonce
                             Title:   Vice President

                             CORNWALLIS DEVELOPMENT CO.
                             By: /s/David K. Bradbury
                             Name:    David K. Bradbury
                             Title:   Vide President

                             PARENT

                             WLR RECOVERY FUND II L.P.

                             By:  WLR Recovery Associates, LLC, its general
                             partner
                             By: /s/ Wilbur L. Ross
                             Name:    Wilbur L. Ross
                             Title:   Chairman and CEO
                             Jurisdiction of organization:  Delaware

                             SUB

                             WLR CONE MILLS ACQUISITION LLC

                             By:  WL ROSS & CO. LLC, its manager
                             By: /s/Wilbur L. Ross
                             Name:    Wilbur L. Ross
                             Title:   Chairman and CEO
                             Jurisdiction of organization:  Delaware